UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

    SandRidge Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 4, 2015

To the Stockholders of SandRidge Energy, Inc.:

The 2015 Annual Meeting of Stockholders (“Annual Meeting”) of SandRidge Energy, Inc., a Delaware corporation (the “Company” or “SandRidge”), will be held in the SandRidge Auditorium at our corporate offices located at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, on June 4, 2015, at 9:00 a.m., central time. At the Annual Meeting, stockholders will be asked to:

(1) Elect three Class III directors to serve on our Board of Directors for a three-year term;

(2) Approve an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of Company common stock to 1,800,000,000 shares from 800,000,000 shares, and to correspondingly increase the number of authorized shares of Company capital stock;

(3) Approve an amendment to the SandRidge Energy, Inc. 2009 Incentive Plan to increase the number of shares of Company common stock issuable under the plan to 36,250,000 shares from 28,500,000 shares;

(4) Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

(5) Approve, in a non-binding vote, the compensation provided to the Company’s named executive officers; and

(6) Transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The meeting may be adjourned from time to time. At any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders, unless required by applicable law or the Bylaws of the Company.

Stockholders of record of shares of our common stock at the close of business on April 8, 2015 are entitled to notice of, and to vote at, the Annual Meeting. A list of such stockholders will be available at the meeting and at the Company’s corporate office, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, for the ten days prior to the meeting.

All stockholders are cordially invited to attend the meeting in person. Your vote is very important. Therefore, whether or not you expect to attend the meeting, please vote as described on pages 1 through 3 of the Proxy Statement. Voting in any of the ways described will not prevent you from attending the Annual Meeting.

By Order of the Board of Directors,

Philip T. Warman, Corporate Secretary

Oklahoma City, Oklahoma

April 24, 2015

Please sign, date and promptly return the enclosed proxy card in the envelope provided, or grant a proxy and give voting instructions by telephone or the Internet, so that you may be represented at the meeting. Instructions are on your proxy card or on the voting instruction card provided by your broker.

Brokers cannot vote for Proposal Nos. 1, 3 or 5 without your instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to be Held on June 4, 2015:

This Proxy Statement, along with our Annual Report to Stockholders for the fiscal year ended December 31, 2014 are available free of charge at https://www.proxyvote.com. Directions for attending the Annual Meeting in person are available on our website at http://www.sandridgeenergy.com under

“Contact Us.”

SOLICITATION AND REVOCABILITY OF PROXIES	1
ABOUT THE ANNUAL MEETING	1
CORPORATE GOVERNANCE MATTERS	5
Board Structure	5
Director Biographical Information	6
PROPOSAL NO. 1 ELECTION OF DIRECTORS	7
Leadership Structure	9
Risk Oversight	10
Director Independence	10
Director Attendance at Meetings of the Board of Directors and Stockholder Meetings	11
Committees of the Board of Directors	11
Compensation Committee Interlocks and Insider Participation	12
Corporate Governance Guidelines and Communications with Directors	12
Director Compensation	13
Indemnification	14
Related Party Transactions	15
PROPOSAL NO. 2 APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMPANY CAPITAL STOCK AND COMMON STOCK	16
PROPOSAL NO. 3 APPROVAL OF AN AMENDMENT TO THE SANDRIDGE ENERGY, INC. 2009 INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMPANY COMMON STOCK ISSUABLE UNDER THE PLAN	17
AUDIT MATTERS	24
Report of the Audit Committee	24
PROPOSAL NO. 4 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	25
EXECUTIVE OFFICERS	27
EXECUTIVE COMPENSATION	29
Compensation Discussion and Analysis	29
Summary Compensation	42
Grants of Plan-Based Awards	44
Outstanding Equity Awards at Fiscal Year-End	45
Option Exercises and Stock Vested	45
Nonqualified Deferred Compensation	46
Potential Payments upon Termination or Change in Control	47
PROPOSAL NO. 5 APPROVAL, IN A NON-BINDING VOTE, OF THE COMPENSATION PROVIDED TO THE COMPANY’S NAMED EXECUTIVE OFFICERS	50
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	51
GENERAL INFORMATION	53
Stockholder Proposals and Nominations	53
Other Matters	54
Annual Reports	54
Non-GAAP Financial Measures	A-1

i

SANDRIDGE ENERGY, INC.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

(405) 429-5500

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

The enclosed proxy is solicited by the Board of Directors of SandRidge Energy, Inc. for use at the 2015 Annual Meeting of Stockholders (“Annual Meeting”) to be held in the SandRidge Auditorium at our corporate offices located at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, on June 4, 2015, at 9:00 a.m., central time or at any adjournment thereof. In this Proxy Statement, unless the context requires otherwise, when we refer to “we,” “us,” “our,” “SandRidge” or the “Company,” we are describing SandRidge Energy, Inc., a Delaware corporation, and when we refer to the “Board,” we are describing the Company’s Board of Directors. We refer to holders of common stock as of the record date as “stockholders.” Proxies are solicited to give all stockholders an opportunity to vote on matters properly presented at the Annual Meeting.

Our Annual Report to Stockholders for the year ended December 31, 2014, including audited financial statements, accompanies this Proxy Statement. The Annual Report to Stockholders is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials used for the solicitation of proxies. This Proxy Statement along with the Annual Report to Stockholders is first being mailed to stockholders on or about April 24, 2015.

ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

At our Annual Meeting, stockholders will be asked to act upon the matters outlined in the Notice of Annual Meeting of Stockholders provided with this Proxy Statement, including the election of three Class III directors; amendment of the Company’s certificate of incorporation to increase the number of authorized shares of capital stock and common stock; amendment of the SandRidge Energy, Inc. 2009 Incentive Plan (the “2009 Incentive Plan”) to increase the number of shares of Company common stock issuable under the plan; ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm; approval, in a non-binding vote, of the compensation of the named executive officers; and any other matters properly presented at the meeting.

Who is entitled to vote at the meeting?

Only stockholders of record as of 5:00 p.m., central time, on April 8, 2015 are entitled to receive notice of, and to vote at, the Annual Meeting. On April 8, 2015, there were 485,428,845 shares of our common stock issued, outstanding and entitled to vote at the meeting. Each outstanding share of common stock is entitled to one vote, except certain unvested shares of restricted stock issued to our directors and employees, which do not have voting rights.

How do I vote my shares?

The process for voting your shares depends on how your shares are held. Generally, you may hold shares in your name as a “record holder” or in “street name” through a nominee, such as a broker or bank. You can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting. To vote by proxy, you must either:

•	Sign and date the enclosed proxy card, and return it in the enclosed postage-paid envelope;

•	Vote by telephone by placing a toll-free call from the U.S. or Canada to 1-800-690-6903 as described in the enclosed proxy card; or

•	Vote over the Internet at https://www.proxyvote.com as described in the enclosed proxy card.

Please note that telephone and Internet voting will close at 11:59 p.m., Eastern time, on June 3, 2015.

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the meeting. Please note that you may vote by proxy prior to June 4, 2015 and still attend the Annual Meeting. Even if you currently plan to attend the Annual Meeting in person, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If your shares are held in the name of a broker, bank or other nominee (as is the case when you hold shares in a brokerage account), you should receive separate instructions from the record holder of your shares describing how to vote. If your shares are held in the name of a broker, bank or other nominee and you want to vote in person, you will need to obtain and bring with you to the Annual Meeting a legal proxy from the record holder of your shares as of the close of business on April 8, 2015 indicating that you were a beneficial owner of shares as of the close of business on such date and further indicating the number of shares that you beneficially owned at that time.

How are my votes counted?

In all proposals other than the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN.” In the election of directors, you may either vote “FOR” a nominee or “WITHHOLD” your vote from the nominee. With the exception of the election of a director, an abstention will have the same effect as a vote “AGAINST” that proposal.

What is a quorum?

A quorum is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock as of the record date. There must be a quorum for the meeting to be held. If you submit a valid proxy card, vote by the Internet or phone, or attend the meeting and vote in person, your shares will be counted as present to determine whether there is a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum.

What are broker non-votes?

A broker non-vote occurs when the broker is unable to vote on a proposal because the proposal is not routine and the beneficial owner has not provided any voting instructions to the broker on that matter. New York Stock Exchange (“NYSE”) rules determine whether proposals are routine or not routine. If a proposal is routine, a broker holding shares for an owner in street name may vote for the proposal without voting instructions. If a proposal is not routine, the broker may vote on the proposal only if the owner has provided voting instructions. If a broker does not receive voting instructions for a non-routine proposal, the broker will return a proxy card without a vote on that proposal, which is usually referred to as a “broker non-vote.” The amendment to the certificate of incorporation and the ratification of PricewaterhouseCoopers LLP’s appointment are routine items, but all other proposals at the Annual Meeting are not considered routine under applicable NYSE rules. Accordingly, broker non-votes on these non-routine matters will be counted for purposes of establishing a quorum, but will not be counted as having been entitled to vote or as a vote cast.

Can I revoke my proxy?

Yes, you can revoke your proxy if you are a record holder by: (a) filing written notice of revocation with our Corporate Secretary prior to the Annual Meeting; (b) signing a proxy card bearing a later date than the proxy being revoked and submitting it to our Corporate Secretary prior to the Annual Meeting; (c) voting again by phone or over the Internet; or (d) voting in person at the Annual Meeting.

If your shares are held in street name through a broker, bank, or other nominee, you must contact the record holder of your shares to determine how to revoke your proxy.

What vote is required to approve the election of directors?

A plurality of the votes cast at the Annual Meeting must be cast “FOR” the election of a director nominee in order for such director to be elected to our Board of Directors. In the election of directors, you may either vote “FOR” a nominee or “WITHHOLD” your vote from the nominee. You may not cumulate your votes in the election of directors.

What vote is required to approve the amendment to the certificate of incorporation?

A majority of the outstanding shares of SandRidge common stock entitled to vote must vote “FOR” the amendment to the certificate of incorporation in order for the amendment to be approved at the Annual Meeting. In voting on the proposal, you may vote “FOR” or “AGAINST” the amendment or “ABSTAIN” from voting. If you “ABSTAIN” from voting on the proposal, your vote will have the same effect as a vote “AGAINST” the proposal.

What vote is required to approve the amendment to the 2009 Incentive Plan to increase the number of shares of Company common stock issuable under the plan?

A majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal must vote “FOR” the amendment to the 2009 Incentive Plan in order for the amendment to be approved at the Annual Meeting. In voting on the proposal, you may vote “FOR” or “AGAINST” the increase or “ABSTAIN” from voting. If you “ABSTAIN” from voting on the proposal, your vote will have the same effect as a vote “AGAINST” the proposal.

What vote is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm?

A majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal must vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm in order for such ratification to be approved at the Annual Meeting. In voting on the proposal, you may vote “FOR” or “AGAINST” the ratification or “ABSTAIN” from voting. If you “ABSTAIN” from voting on the proposal, your vote will have the same effect as a vote “AGAINST” the proposal.

What vote is required to approve, on an advisory basis, the compensation provided to the Company’s named executive officers?

A majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal must vote “FOR” the proposal in order for it to be approved at the Annual Meeting. In voting, on an advisory basis, on the compensation provided to the Company’s named executive officers, you may vote “FOR” or “AGAINST” the compensation provided to the Company’s named executive officers or “ABSTAIN” from voting. If you “ABSTAIN” from voting, your vote will have the same effect as a vote “AGAINST” the proposal.

Is the Advisory Vote on Executive Compensation binding on the Company?

No, the vote on this proposal is not binding on the Company. However, the Board will review the result of the vote and will take it into account when making decisions concerning executive compensation.

May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. In order for a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than December 26, 2015. For a stockholder proposal, including a director nomination, to be considered at next year’s annual meeting but not included in the proxy statement relating to such meeting, the written proposal must be received by us no earlier than February 5, 2016 and no later than March 6, 2016. Please see “General Information—Stockholder Proposals and Nominations” for a more detailed discussion of the requirements for submitting a stockholder proposal for consideration at next year’s annual meeting.

What if I do not mark a voting choice for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board of Directors’ recommendation for each proposal with respect to which a voting choice is not indicated.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If there are any other matters that arise at the meeting, proxies will be voted at the discretion of the proxy holders.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote:

•	FOR the nominees for director set forth on pages 6 and 7;

•	FOR the approval of the amendment to the Company’s certificate of incorporation to increase the number of authorized shares of Company capital stock and common stock;

•	FOR the approval of the amendment to increase the number of shares of Company common stock issuable under the 2009 Incentive Plan;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

What do I need for admission to the Annual Meeting?

Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to record and beneficial stockholders as of the record date, individuals holding a valid proxy from a record holder, and other persons authorized by the Company. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. You should be prepared to present photo identification for admission. If you hold your shares in street name, you will need to provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned our stock as of the record date, a copy of a voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures described above upon request, you will not be admitted to the Annual Meeting or any adjournment or postponement thereof. For security reasons, you and your bags will be subject to search prior to your admittance to the Annual Meeting.

CORPORATE GOVERNANCE MATTERS

BOARD STRUCTURE

Our Board of Directors consists of nine directors and is divided into three classes as provided in our Bylaws. Stockholders elect a portion of our Board of Directors each year. Class III directors’ terms will expire at the Annual Meeting, Class I directors’ terms will expire at the annual meeting of stockholders to be held in 2016 and Class II directors’ terms will expire at the annual meeting of stockholders to be held in 2017. Currently, the Class III directors are Everett R. Dobson, Alan J. Weber and Dan A. Westbrook; the Class I directors are Jim J. Brewer, Jeffrey S. Serota and J. Michael Stice; and the Class II directors are Stephen C. Beasley, James D. Bennett and Edward W. Moneypenny. At each annual meeting of stockholders, the stockholders elect a successor to each of the directors whose term expires on the date of the meeting, or re-elect each such director, with each successor or re-elected director to serve from the time of election until the third annual meeting following election.

Our Bylaws also provide that the authorized number of directors may be changed by resolution duly adopted by the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Vacancies and newly created directorships may be filled by the affirmative vote of a majority of directors then in office, even if such number is less than a majority of the authorized number of directors.

The Nominating and Governance Committee of the Board, as described below, has the responsibility under its charter to recommend nominees for election to the Board of Directors. Rather than maintaining a formal list of minimum qualifications in making its identification, evaluation and recommendation of nominees, the Nominating and Governance Committee considers the entirety of each candidate’s credentials, including relevant skills and experience, independence under applicable Securities and Exchange Commission (“SEC”) and NYSE standards, business judgment, service on the boards of directors of other companies, personal and professional integrity, openness and ability to work as part of a team, willingness to commit the required time to serve as a Board member, and familiarity with the Company and its industry.

The Board believes that each of its directors understands fully the responsibilities of service as a director and the governance requirements applicable to public companies resulting from the orientation and ongoing education provided by the Company’s general counsel, their service on the boards of directors of other public companies and their involvement as directors in initial public offerings, including that of the Company.

In identifying, nominating and approving of director candidates, the Nominating and Governance Committee and the Board also believe the Board, as a whole, should have:

•	significant senior management experience;

•	experience overseeing public company financial management matters, including expertise in financial reporting and internal controls, which experience and expertise are essential to the Company’s ability to comply with its many and complex financial reporting responsibilities;

•	substantial experience in varied facets of the oil and natural gas industry to deal most effectively with its vendors, peers and downstream counterparties; and

•	a background in investing and capital raising activities, which the Board believes is made necessary by the Company’s growth profile.

The Nominating and Governance Committee, in recommending director candidates, considers diversity based on the extent to which a candidate’s experiences in the areas described above differ from those of the other members of the Board. A candidate is nominated only if the Nominating and Governance Committee believes the combination of the candidate’s experiences will bring a unique perspective to Board deliberations and the oversight of the Company’s affairs.

As a result of the experiences of its individual members detailed below, the Nominating and Governance Committee and the Board believe that the Board, as a whole, has the qualifications and experience valued by them.

DIRECTOR BIOGRAPHICAL INFORMATION

The names of the members of our Board of Directors and certain information concerning each of them as of March 31, 2015 are set forth below.

Class	Name	Age	Position
II	Stephen C. Beasley	63	Director
II	James D. Bennett	45	Director, President and Chief Executive Officer
I	Jim J. Brewer	56	Director
III	Everett R. Dobson	55	Director
II	Edward W. Moneypenny	73	Director
I	Jeffrey S. Serota	49	Chairman
I	J. Michael Stice	55	Director
III	Alan J. Weber	66	Director
III	Dan A. Westbrook	62	Director

In March 2013, the Company entered into a settlement agreement with TPG-Axon Partners, LP and some of its affiliates (“TPG-Axon”) for the purposes of, among other things, TPG-Axon terminating its then ongoing consent solicitation process and withdrawing its slate of director nominees for the 2013 Annual Meeting of Stockholders. The settlement resulted in a change in the composition of the Company’s Board. Pursuant to the settlement agreement, each of Stephen C. Beasley, Edward W. Moneypenny, Alan J. Weber and Dan A. Westbrook, each a director nominee of TPG-Axon, was named to the Board. At the Annual Meeting, stockholders are being asked to vote on Messrs. Weber and Westbrook for the first time since their appointment in 2013.

Nominees for Election at the Annual Meeting

Everett R. Dobson. Mr. Dobson was appointed as a director in 2009. Since 2012, he has served as Chief Executive Officer of Dobson Technologies, a private landline, fiber optic and data storage business. From November 2003 to 2012, he also served as Chairman for Dobson Technologies. The founder of Dobson Communications Corporation, a telecommunications company listed on NASDAQ until its 2007 sale, Mr. Dobson served as its Chairman and Chief Executive Officer from 1996 until 2005 and as its Executive Chairman from 2005 until 2007, when the company was sold. Mr. Dobson holds a Bachelor of Arts degree in Economics from Southwestern Oklahoma State University and has served on its Foundation board of directors since 1991.

The Board believes Mr. Dobson’s senior management experience with Dobson Technologies and Dobson Communications Corporation, his experience overseeing public company financial matters and his background in capital market activities qualifies him to serve on the Board.

Alan J. Weber. Mr. Weber was appointed as a director in 2013. Mr. Weber is currently the Chief Executive Officer of Weber Group LLC, an investment management firm where he has served since 2005. From 2009 to 2013, Mr. Weber served as an Operating Partner and Chairman of the Financial Services Advisory Board at Arsenal Capital Partners, LLC, a private equity firm. Since 2010, Mr. Weber has served as Chairman of KGS-Alpha Capital Markets, a fixed income broker-dealer. Mr. Weber also has been a member of the board of Broadridge Financial Solutions, Inc., an investor communications and securities processing company, since 2007, and a director of Diebold, Inc., a provider of integrated self-service delivery systems and security services, since 2005. In addition, Mr. Weber is the former Chairman and Chief Executive Officer of U.S. Trust Co., a 150-year-old firm specializing in trusts, investment management, tax and estate planning, private banking, alternative investments and philanthropic consulting. Prior to joining U.S. Trust Co. in October 2002, Mr. Weber was Vice Chairman and Chief Financial Officer at Aetna, Inc., where he was responsible for corporate strategy, capital management, information technology, investor relations, e-business and financial operations. Mr. Weber worked at Citicorp (which merged with Travelers Group to form Citigroup, Inc. in 1998) from 1971 to 1998, holding senior positions in corporate banking, consumer banking and corporate operations and technology. He was Chairman of Citibank International, an Executive Vice President of Citibank and also served as a member of Citibank’s Policy Committee. During his 27-year tenure at Citibank, he managed businesses in approximately 30 countries, including assignments in Japan, Italy and Latin America.

The Board believes Mr. Weber’s senior management experience overseeing public company financial matters and his background in investing and capital raising activities qualifies him to serve on the Board.

Dan A. Westbrook. Mr. Westbrook was appointed as a director in 2013. Since October 2007, Mr. Westbrook has served on the board of directors of Enbridge Energy Management L.L.C. and Enbridge Energy Company Inc., an energy delivery company, and as a member of the Audit, Finance and Risk Committee for each. In October 2013, he was appointed a director and Chairman of the Board of Midcoast Holdings L.L.C., the general partner of Midcoast Energy Partners L.P., and is also a member of the Audit, Finance and Risk Committee. He has been President of the board of directors of, and, since 2008, has served as director of the Carrie Tingley Hospital Foundation, which provides support to Carrie Tingley Hospital patients and special needs children and their families in New Mexico. From October 2010 to March 2012, Mr. Westbrook was a Director of Ivanhoe Mines Ltd., now known as Turquoise Hill Resources Ltd., an international mining company, and served Chairman of the Safety, Health and Environment Committee and a member of the Nominating and Governance Committee. He is a former director of Synenco Energy Inc., a Calgary-based oil sands company, and Knowledge Systems Inc., a privately-held U.S. company that provided software and consultant services to the oil and gas industry. From 2001 to 2005, Mr. Westbrook served as president of BP China Gas, Power & Upstream and as vice-chairman of the board of directors of Dapeng LNG, a Sino joint venture.

The Board believes Mr. Westbrook’s senior management experience and long and diverse career in the petroleum exploration and production industry, along with extensive other company directorships, qualifies him to serve on the Board.

The Nominating and Governance Committee and the Board have determined that Messrs. Dobson, Weber and Westbrook shall be renominated to serve on the Board at the Annual Meeting. The Nominating and Governance Committee and the Board believe the nominees continue to possess the qualities desirable in individual directors and contribute to the experience desired for the Board as a whole.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Board Nominees

Based upon the recommendation of our Nominating and Governance Committee, our Board of Directors has nominated Everett R. Dobson, Alan J. Weber and Dan A. Westbrook as members of the Board. If elected, each nominee would serve a three-year term expiring at the close of our 2018 annual meeting, or until his successor is duly elected. Biographical information with respect to the nominees is furnished above under “—Nominees for Election at the Annual Meeting.”

Our Board of Directors contemplates that each of the nominees will be able to serve if elected. However, if, prior to the Annual Meeting, a nominee becomes unable to serve, the persons named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors in accordance with applicable SEC rules.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES.

Continuing Class I Directors

Jim J. Brewer. Mr. Brewer was appointed as a director in 2011. Mr. Brewer, a geologist, has almost 30 years of experience in the oil and gas business. In 1987, Mr. Brewer co-founded J-Brex Company, a private oil and gas and real estate company, of which he is the President. He co-founded Energynet.com, a large on-line oil and gas property auction service in 1999, and currently serves on its board of directors. Mr. Brewer also serves as an advisory board member of First Capital Bank of Texas. Mr. Brewer has degrees in geology and mathematics from West Texas State University.

The Board believes Mr. Brewer’s technical expertise and his senior, extensive and diverse experience in various facets of the oil and natural gas industry qualify him to serve on the Board.

Jeffrey S. Serota. Mr. Serota was appointed as a director in 2007 and became Chairman in June 2013. He currently serves as Senior Advisor to Ares Management LLC, an alternative asset investment firm, where he served as Senior Partner in the Private Equity Group from September 1997 through 2012. Prior to joining Ares, Mr. Serota worked at Bear Stearns from March 1996 to September 1997, where he specialized in providing investment banking services to financial sponsor clients of the firm. He currently serves on the board of directors of EXCO Resources, Inc. and WCA Waste Corporation and previously served on the boards of directors of Douglas Dynamics, Inc. and Lyondell Bassell, N.V. Mr. Serota received a Bachelor of Science degree in Economics from the University of Pennsylvania’s Wharton School of Business and received a Master of Business Administration degree from UCLA’s Anderson School of Management.

The Board believes Mr. Serota’s experience on the Board of Directors and Audit Committee of Exco Resources, Inc. and his background in energy-focused investing and capital raising activities at a leading private equity firm qualifies him to serve on the Board.

J. Michael Stice. Mr. Stice was appointed as a Director on February 3, 2015. Mr. Stice has served as Chief Executive Officer of the General Partner of Access Midstream Partners L.P. from July 2010 and as a Director of the General Partner from July 2012, until the company’s acquisition in February 2015. Prior to that, Mr. Stice was Senior Vice President – Natural Gas Projects of Chesapeake Energy Corporation and President and Chief Operating Officer of Chesapeake’s primary midstream subsidiaries from November 2008 through December 2012. Mr. Stice spent 27 years with ConocoPhillips and its predecessor companies, where he most recently served as President of ConocoPhillips Qatar, responsible for the development, management and construction of natural gas liquefaction and regasification (LNG) projects. While at Conoco Phillips, he also served as Vice President of Global Gas, as President of Gas and Power and as President of Energy Solutions in addition to other roles in ConocoPhillips’ upstream and midstream business units. Mr. Stice graduated from the University of Oklahoma in 1981, from Stanford University in 1995 and from George Washington University in 2011. Mr. Stice also serves on the Board of Directors of U.S. Silica Holdings, Inc. (NYSE: SLCA) and on the Board of Williams Partners (NYSE:WPZ).

The Board believes Mr. Stice’s extensive senior management and board experience in the petroleum industry qualifies him to serve on the Board.

Continuing Class II Directors

Stephen C. Beasley. Mr. Beasley was appointed as a director in 2013. Mr. Beasley founded Eaton Group Inc., a Houston-based executive leadership and strategic investment firm, in 2008, and currently serves as its President and Chief Executive Officer. He previously served as the President of El Paso Corporation’s Eastern Pipeline Group and was a member of El Paso Corporation’s nine-member Corporate Executive Committee. In this role, Mr. Beasley was Chairman and President of Tennessee Gas Pipeline Company and ANR Pipeline

Company – two of the largest and most complex natural gas transmission systems in the United States. Mr. Beasley currently serves on the board of directors for WGL Holdings Inc., a public utility holding company serving the Washington, DC metropolitan region, BPZ Resources, Inc., an international exploration and production company with primary operations in South America, and Space Services Holdings Inc., a privately-held space transportation and remote sensing company. He previously served as an outside director on the board of directors for Williams Pipeline Partners L.P., Southern Union Company and C Sixty Inc., a privately held nano-biotechnology company. Mr. Beasley earned a Bachelor of Arts degree in Biology from The University of Texas at Austin, and currently serves on several of The University of Texas System development and advisory boards. He also serves as Chair of The Brookwood Community and The Briarwood School in the Houston, Texas area.

The Board believes Mr. Beasley’s experience at the Eaton Group Inc. and El Paso Corporation and in various facets of the oil and natural gas industry as well as his background in investing and capital raising activities qualifies him to serve on the Board.

James D. Bennett. Mr. Bennett was appointed as a director in 2013. Mr. Bennett was named Chief Executive Officer and President in June 2013. Prior to that, he served as President and Chief Financial Officer since March 2013 and Executive Vice President and Chief Financial Officer since January 2011. From 2010 until he joined the Company, he was Managing Director for White Deer Energy, a private equity fund focused on the exploration and production, oilfield service and equipment, and midstream sectors of the oil and gas industry. From 2006 to December 2009, Mr. Bennett was employed by GSO Capital Partners L.P. where he served in various capacities, including as its Managing Director. Mr. Bennett graduated with a Bachelor of Business Administration degree with a major in Finance from Texas Tech University in 1993. Mr. Bennett has served on the board of directors of the general partner of Cheniere Energy Partners L.P. and PostRock Energy Corporation.

The Board believes Mr. Bennett’s senior management experience at SandRidge, his prior service on other energy company boards, and his background in energy-focused investing and capital raising activities qualifies him to serve on the Board.

Edward W. Moneypenny. Mr. Moneypenny was appointed as a director in 2013. From 2002 until his retirement in January 2006, Mr. Moneypenny was the Senior Vice President of Finance and Chief Financial Officer of 7-Eleven, Inc., a worldwide chain of convenience stores. In 2001, he served as the Executive Vice President of Finance and Chief Financial Officer of Covanta Energy Corporation, which owns and operates infrastructure for the conversion of waste to energy. In addition, Mr. Moneypenny was the Chief Financial Officer at two former Fortune 500 companies in the energy industry, Florida Progress Corporation and Oryx Energy Corporation, prior to 2001. At Oryx Energy Corporation, Mr. Moneypenny was the Chief Financial Officer and a member of the board of directors. Mr. Moneypenny is currently the Chairman of the Board of Trustees of Saint Joseph’s University in Philadelphia, Pennsylvania, where he has served as a Trustee since May 2006. From June 2006 to June 2012, he served on the board of directors of New York & Company, Inc., a publicly-traded specialty retailer of women’s fashion and accessories, as a member of the Audit Committee. He also served on the board of directors of Timberland Company, a specialty retail company, as Chairman of the Audit Committee and a member of the Compensation Committee from May 2005 to September 2011. Mr. Moneypenny graduated from Saint Joseph’s University with a Bachelor of Science degree in Accounting and received a Master of Science in Accounting Science from the University of Illinois. He is also a Certified Public Accountant (inactive).

The Board believes Mr. Moneypenny’s senior management experience at energy and other public companies, his experience overseeing public energy and other company financial matters and his background in energy-focused investing and capital raising activities qualifies him to serve on the Board.

LEADERSHIP STRUCTURE

The roles of Chairman of the Board and Chief Executive Officer are currently filled by separate individuals. Mr. Serota is our Chairman, and Mr. Bennett is our Chief Executive Officer. The Board believes that the separation of the offices of the Chairman and CEO is appropriate at this time because it allows our CEO to focus primarily on the Company’s business strategy, operations and corporate vision. The Board does not have a policy mandating that the roles of Chairman and CEO continue to be separated. Our Board elects our Chairman and our CEO, and each of these positions may be held by the same person or may be held by different people. We believe it is important that the Board retain flexibility to determine whether the two roles should be separate or combined based upon the Board’s assessment of the Company’s needs and leadership at a given point in time.

The Board follows sound corporate governance practices to ensure its independence and effective functioning, as described in detail below. Most importantly, except for Mr. Bennett, the Board is composed entirely of independent directors. The independent directors meet in a scheduled executive session without Mr. Bennett present at every regular meeting of the Board. In addition, each of the Board’s committees is composed entirely of independent directors, which means that oversight of critical issues such as the integrity of the Company’s financial statements, Chief Executive Officer and senior management compensation, and Board evaluation and selection of directors is entrusted to independent directors.

RISK OVERSIGHT

The Board of Directors is generally responsible for overseeing management of the various operational, financial, accounting, legal and human resources-related risks faced by the Company. The Board fulfills this responsibility by requesting and reviewing reports and presentations from management regarding such risks, including, among other things: risks with respect to oil and natural gas exploration and production; the volatility of oil, natural gas and NGL prices; reserve engineering; the maintenance of oil and natural gas leases; the concentration of the Company’s operations and assets; environmental, health, safety and regulatory matters; information technology; insurance coverage; physical security of assets; the creditworthiness of counterparties; the Company’s liquidity status with respect to applicable financial covenants; public disclosures; litigation and governance matters; and compensation-related risks. The Board also periodically reviews the Company’s derivative trading strategy, which is intended to mitigate risks associated with changes in commodities prices. In addition, the Audit Committee oversees the implementation and effectiveness of the Company’s compliance program, and reviews specific financial and legal matters as requested by the full Board from time to time. The Company’s general counsel reports directly to the Audit Committee on compliance program matters. The general counsel and other senior executives periodically report to the Audit Committee and the Board on other operational, financial, legal, and human resources-related risks as they may arise from time to time. Further, in reviewing the Company’s compensation programs and policies, the Compensation Committee considers risks that may be created by such programs.

DIRECTOR INDEPENDENCE

The Board of Directors has determined that Messrs. Beasley, Brewer, Dobson, Moneypenny, Serota, Stice, Weber and Westbrook have, and William A. Gilliland and Roy T. Oliver, Jr. had, while serving as directors, no material relationships with the Company other than as directors and stockholders of the Company, and each of such individuals is, and was, while serving as a director, “independent” for purposes of the NYSE listing standards. In making these determinations, the Board considered all relevant facts and circumstances that could affect such person’s exercise of independent judgment in carrying out the responsibilities of a director. The Board determined that the lease between an entity that is partially owned by Mr. Oliver and the Company and Mr. Oliver’s interest in Buffalo Creek Minerals are not material because of their relatively small value compared to Mr. Oliver’s other business interests and the Company’s overall activities. Please see “Related Party Transactions” for a more detailed discussion of these transactions. The Board of Directors additionally has determined that all Audit Committee members meet the independence requirements for audit committee members set forth in Rule 10A-3 under the Securities Exchange Act of 1934 and that all members of the Compensation Committee meet the independence requirements for compensation committee members set forth in the NYSE Listed Company Manual.

DIRECTOR ATTENDANCE AT MEETINGS OF THE BOARD OF DIRECTORS AND STOCKHOLDER MEETINGS

The Board of Directors held 12 meetings during 2014, and each of the directors attended 75% or more of the combined total meetings of the Board and the respective committees on which he served.

Our non-management directors, all of whom are independent, meet in an executive session at each regularly scheduled Board of Directors meeting. Mr. Serota presides at each such meeting.

The Board of Directors encourages interaction with stockholders and recognizes that annual meetings of the stockholders provide a venue where stockholders can access and interact with our directors. Accordingly, while we do not have a policy requiring our directors to attend annual meetings of the stockholders, each member of the Board of Directors is encouraged to attend the meetings. With the exception of Mr. Gilliland, each member of the Board at the time attended the 2014 annual meeting of the stockholders.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has an Audit Committee, a Nominating and Governance Committee, a Compensation Committee and a Strategy and Planning Committee. Members of each committee are elected by the Board of Directors and serve until their successors are elected and qualified. The charters of the Audit Committee, Nominating and Governance Committee and Compensation Committee can be found in the corporate governance section of our website at http://www.sandridgeenergy.com.

Audit Committee. The Audit Committee, which currently consists of Messrs. Brewer, Dobson, Moneypenny and Stice, oversees and reports to the Board of Directors on various auditing and accounting-related matters, including the maintenance of the integrity of our financial statements, reporting process and internal controls; the selection, evaluation, compensation and retention of our independent registered public accounting firm; the performance of internal audit; legal and regulatory compliance, including our disclosure controls and procedures; and oversight over our risk management policies and procedures. Mr. Moneypenny serves as chairman of this committee, and both he and Mr. Dobson have been determined by our Board of Directors to be an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee met six times during 2014.

Nominating and Governance Committee. The Nominating and Governance Committee, which consists of Messrs. Moneypenny, Weber and Westbrook, advises the Board of Directors and makes recommendations regarding appropriate corporate governance practices; guides the evaluation of the Board of Directors and its committees; assists the Board of Directors with the identification and nomination of individuals qualified to become members of the Board of Directors; and develops and maintains a succession plan for our Chief Executive Officer. Mr. Weber serves as chairman of this committee. The Nominating and Governance Committee met once during 2014.

The Nominating and Governance Committee has the responsibility under its charter to recommend nominees for election to the Board of Directors. In considering candidates for the Board of Directors, the Nominating and Governance Committee considers the qualifications described starting on page 5 of this proxy statement. The Nominating and Governance Committee equally considers candidates for the Board of Directors recommended from any reasonable source, including from any search firm engaged by the committee or from stockholders, provided the procedures set forth below are followed by stockholders who want to make recommendations to the committee.

With respect to the nomination of directors at a stockholders’ meeting, the Nominating and Governance Committee will consider stockholder recommendations that are received by the Company’s Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102 by December 31 of the year preceding the meeting for which the nomination is made.

A stockholder recommendation should set forth (i) the name and address of and number of shares of common stock owned by the recommending stockholder, (ii) information relating to the recommended candidate that would be required to be disclosed in a solicitation of proxies for the election of the candidate pursuant to Regulation 14A under the Exchange Act, (iii) a description of all agreements related to the nomination among the recommending stockholder, recommended candidate or other persons, and (iv) any other information the recommending stockholder believes would be useful in informing the committee’s decision making.

In addition to making recommendations of director nominees to the Nominating and Governance Committee, stockholders may make director nominations or proposals at any annual meeting of the stockholders, provided they comply with the requirements set forth in our Bylaws and, for their nominations and proposals to be included in a proxy statement delivered by us, with Regulation 14A of the Exchange Act. See “General Information—Stockholder Proposals and Nominations” below.

Compensation Committee. The Compensation Committee, which currently consists of Messrs. Beasley, Brewer and Serota, establishes all compensation for our executive officers and reviews and makes recommendations with respect to our incentive compensation and benefit plans. Mr. Beasley serves as chairman of the committee. The Compensation Committee met six times during 2014.

For 2014, the Compensation Committee again retained the services of an independent compensation consulting firm, Frederic W. Cook & Co., Inc. (“Cook & Co”), to perform comparative analyses of compensation paid by exploration and production companies that compete with us in the labor and capital markets. No member of the Compensation Committee or any named executive officer has any affiliation with Cook & Co. During the time of Cook & Co’s engagement, the committee periodically sought input from Cook & Co on a range of external market factors, including evolving compensation and market trends, appropriate comparison companies and market survey data. Cook & Co’s analysis and recommendations are discussed further in “Executive Compensation—Compensation Discussion and Analysis” below.

Strategy and Planning Committee. The Strategy and Planning Committee, which currently consists of Messrs. Brewer, Moneypenny, Serota and Westbrook, oversees and reports to the Board of Directors on various matters relating to the long-term strategy and planning for the Company. Mr. Westbrook serves as chairman of the committee. The Strategy and Planning Committee met six times in 2014.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, the Compensation Committee consisted of Messrs. Beasley, Brewer and, prior to his resignation effective December 18, 2014, Gilliland, none of whom was an employee of the Company during 2014 or has ever been an officer of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

CORPORATE GOVERNANCE GUIDELINES AND COMMUNICATIONS WITH DIRECTORS

Our Board of Directors has adopted corporate governance guidelines that define those governance practices of the Board that are not included in our Bylaws. Our Board of Directors has also adopted a Code of Business Conduct and Ethics, which contains general guidelines for conducting our business and applies to all of our officers, directors and employees, and a Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer and Senior Vice President – Accounting. Our corporate governance guidelines and codes can be found in the corporate governance section of our website at http://www.sandridgeenergy.com.

Any stockholder or other interested party who desires to communicate with the Board of Directors, individual directors or committees of the Board of Directors may do so at any time by submitting his or her comments, questions or concerns, in writing by mail addressed to our Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102. A stockholder or other interested party should clearly indicate on the envelope the director or directors who are the intended recipients of the communication.

All such communications received by the Corporate Secretary will be forwarded to the director designated on the envelope. The Corporate Secretary will not filter out any such communications except for communications related to solicitation for products or services and items of a personal nature that are not relevant to a person’s status as a stockholder. All communications designated for the Board of Directors will be forwarded to the Chairman of the Board of Directors. All communications designated for a particular committee of the Board of Directors will be forwarded to the chairman of that committee.

To report any issues relating to our accounting, accounting controls, financial reporting or other practices, employees, stockholders and other interested parties may call the confidential hotline at 1-866-206-2720. All calls will remain anonymous.

These policies and procedures are not intended to alter or amend the requirements a stockholder must satisfy in order to (1) present a stockholder proposal at a meeting of stockholders, (2) nominate a candidate for the Board of Directors, (3) recommend a candidate for the Board of Directors for consideration by the Nominating and Governance Committee or (4) have the stockholder’s proposal or nomination included in our proxy statement in accordance with Rule 14a-8 of the Exchange Act, all of which are described elsewhere in this Proxy Statement.

DIRECTOR COMPENSATION

Directors who also serve as employees receive no compensation for serving on our Board of Directors. Our non-employee director compensation program in 2014 consisted of (i) an annual cash retainer of $100,000, (ii) a grant of restricted stock with an aggregate grant date fair value of $150,000, (iii) an additional annual cash retainer of $50,000 and grant of restricted stock with an aggregate grant date fair value of $50,000 to the Chairman of the Board and (iv) an additional annual cash retainer of $15,000 to each of the committee chairmen. Cash retainers are paid in equal installments over the four quarters following the Company’s annual meeting of stockholders. Shares of restricted stock granted to non-employee directors vest in full one year after the date of grant, which coincides with the annual meeting. Beginning in 2015, the Company began issuing restricted stock units in lieu of shares of restricted stock and anticipates granting restricted stock units to non-employee directors for future equity awards.

The following table sets forth the compensation of our non-employee directors for the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash	Stock Awards(a)	Total

Stephen C. Beasley	$115,000	$150,001	$265,001
Jim J. Brewer	100,000	150,001	250,001
Everett R. Dobson	115,000	150,001	265,001
William A. Gilliland(b)	100,000	150,001	250,001
Edward W. Moneypenny	100,000	150,001	250,001
Roy T. Oliver, Jr.	100,000	150,001	250,001
Jeffrey S. Serota	150,000	200,002	350,002
Alan J. Weber	115,000	150,001	265,001
Dan A. Westbrook	115,000	150,001	265,001

(a)	Reflects the aggregate grant date fair value of restricted stock granted on June 5, 2014 consisting of 22,059 shares granted to each serving non-employee director and, in respect of Mr. Serota, an additional 7,353 shares awarded for service as Chairman of the Board. The value is calculated in accordance with Financial Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. These amounts do not necessarily correspond to the actual value that will be recognized by our directors. As of December 31, 2014, the aggregate number of shares of unvested restricted stock held by each non-employee director was 29,412 for Mr. Serota and 22,059 for each other serving non-employee director.

(b)	Mr. Gilliland resigned from the Board effective December 18, 2014. His outstanding restricted stock was forfeited upon his departure.

The following table reflects all outstanding equity awards held by our non-employee directors as of December 31, 2014.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(a)	Market Value of Shares or Units of Stock That Have Not Vested(b)

Stephen C. Beasley	22,059	$40,147
Jim J. Brewer	22,059	40,147
Everett R. Dobson	22,059	40,147
William A. Gilliland(c)	-	-
Edward W. Moneypenny	22,059	40,147
Roy T. Oliver, Jr.	22,059	40,147
Jeffrey S. Serota	29,412	53,530
Alan J. Weber	22,059	40,147
Dan A. Westbrook	22,059	40,147

(a)	Reflects shares of restricted stock granted to non-employee directors on June 5, 2014, which vest in full one year after the date of grant.

(b)	Valuations are based on $1.82 per share, which was the last trading price for a share of our common stock on the NYSE on December 31, 2014

(c)	Mr. Gilliland resigned from the Board effective December 18, 2014. His outstanding restricted stock was forfeited upon his departure.

INDEMNIFICATION

We have entered into an indemnification agreement with each of our directors and executive officers (each an “indemnitee”), which is intended to permit indemnification to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

Each indemnification agreement covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by an indemnitee when, in his or her capacity as a director or officer, the indemnitee is made or threatened to be made a party to any suit or proceeding. Each indemnification agreement generally covers claims relating to the fact that the indemnitee is or was an officer, director, employee or agent of ours or any of our affiliates, or is or was serving at our request in such a position for another entity. Each indemnification agreement also obligates us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights of an indemnitee; however, double recovery by an indemnitee is prohibited.

We are not obligated to indemnify the indemnitee with respect to claims brought by the indemnitee against:

•	the Company, except for:

•	claims regarding the indemnitee’s rights under the indemnification agreement;

•	claims to enforce a right to indemnification under any statute or law; and

•	counter-claims against us in a proceeding brought by us against the indemnitee; or

•	any other person, except for claims approved by our Board of Directors.

We have also agreed to obtain and maintain director and officer liability insurance for the benefit of each of our directors and executive officers. These policies include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of our directors and executive officers is named as an insured under the policies and provided with the same rights and benefits as the most favorably insured of our directors and officers.

RELATED PARTY TRANSACTIONS

We maintain a written policy that requires any related party transaction (as defined below) to be reviewed and approved by the disinterested members of our Board of Directors. A related party transaction is a transaction, proposed transaction, or series of similar transactions, in which (a) we are a participant, (b) the amount involved exceeds $120,000 and (c) a related person (as defined below) has or will have a direct or indirect material interest. A related person is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or nominee to become a director, (ii) a person known to be the 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or more than 5% beneficial owner, and (iv) any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or more than 5% beneficial owner. The written policy includes factors to be considered by the disinterested members of our Board of Directors when determining whether to approve a proposed related party transaction. Factors to be considered include the terms of the transaction with the related party, availability of comparable products or services from unrelated third parties, terms available from unrelated third parties and benefits provided to us by the transaction.

Transactions with Mr. Oliver

In July 2012, the Company entered into a commercial lease to rent space in a building owned by an entity that is partially owned by Mr. Oliver, who served as a director until February 28, 2015. The terms provide for an initial lease term of three years with annual rent of approximately $500,000. Under the terms of the lease, the Company is allowed to apply the cost of any renovations it makes against the rent amount. The terms of the lease were received and approved by our Board of Directors and we believe that the rent expense to be paid under the lease is at a fair market rate. All amounts due in 2014 were offset by the cost of renovations to the leased space with the exception of approximately $677 in miscellaneous fees.

Buffalo Creek Minerals, L.L.C. (“Buffalo Creek Minerals”), an entity in which Mr. Oliver has a passive ownership interest, is a royalty interest owner in wells that we operate in the Mid-Continent. During 2014, we paid approximately $565,400 to Buffalo Creek Minerals related to its royalty interests.

PROPOSAL NO. 2 APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMPANY CAPITAL STOCK AND COMMON STOCK

The Board of Directors has approved, subject to stockholder approval, an amendment to the first sentence of Article Four of the Company’s Certificate of Incorporation, as amended, which sets forth the terms of the Company’s authorized capital stock. Article Four currently authorizes 850,000,000 shares of capital stock, of which 800,000,000 shares are designated as common stock, par value $0.001 per share, and 50,000,000 shares are designated as preferred stock, par value $0.001 per share. The proposed amendment would increase the authorized capital stock to 1,850,000,000 shares and increase the authorized common stock to 1,800,000,000 shares. The authorized preferred stock would remain 50,000,000 shares.

The amendment to the Company’s Certificate of Incorporation is intended to ensure that the Company will continue to have an adequate number of authorized and unissued shares of common stock for future use. The proposed increase in the number of authorized shares of common stock would give the Company the necessary flexibility to issue common stock in connection with future stock dividends and splits, acquisitions, capital-raising transactions, exchanges designed to retire or purchase outstanding debt securities, equity-based incentive plans and for other general corporate purposes. Having such shares available for issuance in the future will allow shares of common stock to be issued without the expense and delay of a stockholders’ meeting or further action by stockholders unless such action is required by applicable law or the rules of any stock exchange on which the common stock may be listed. The New York Stock Exchange, on which the common stock is listed, currently requires stockholder approval as a prerequisite to listing shares in certain instances, including in connection with transactions where the present or potential issuance of shares could (i) result in an increase in the number of shares of common stock outstanding of at least 20%, (ii) exceed one percent of the shares of common stock outstanding or one percent of the voting power outstanding in the case of transactions with a director, officer or holder of not less than five percent of the shares of common stock or five percent of the voting power outstanding before the issuance (a “substantial security holder”), or (iii) exceed five percent of the shares of common stock outstanding or five percent of the voting power outstanding in the case of transactions with a substantial security holder if the issuance relates to a sale of stock for cash at a price at least as great as the market value of the common stock.

The proposed amendment to Article Four of the Certificate of Incorporation, if approved by stockholders, would replace the first sentence of the Article with the following:

The aggregate number of shares of capital stock which the corporation shall have authority to issue is ONE BILLION EIGHT HUNDRED FIFTY MILLION (1,850,000,000) shares, of which ONE BILLION EIGHT HUNDRED MILLION (1,800,000,000) shares shall be designed as Common Stock, par value $0.001 per share, and FIFTY MILLION (50,000,000) shares shall be designated as Preferred Stock, par value $0.001 per share.

If adopted by the stockholders, this amendment would become effective upon filing of an appropriate Certificate of Amendment with the Secretary of State of the State of Delaware. The additional shares of common stock authorized by the proposed amendment, if and when issued, would have the same rights and privileges as the shares of common stock currently authorized. The common stock has no preemptive rights to purchase common stock or other securities. In addition, under Delaware law, our stockholders are not entitled to dissenters’ or appraisal rights in connection with the proposed increase in the number of shares of common stock authorized for issuance.

We have no present arrangements, commitments, understandings or pending negotiations for the issuance of additional shares of newly authorized common stock. We have not proposed the increase in the authorized number of shares of common stock with the intention of using the additional shares for anti-takeover purposes, although we could theoretically use the additional shares to make more difficult or to discourage an attempt to acquire control of the Company. We are not aware of any pending or threatened efforts to acquire control of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSED AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION.

PROPOSAL NO. 3 APPROVAL OF AN AMENDMENT TO THE SANDRIDGE ENERGY, INC. 2009 INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMPANY COMMON STOCK ISSUABLE UNDER THE PLAN

The Board of Directors has approved, subject to stockholder approval, an increase in shares of Company common stock issuable under the 2009 Incentive Plan. The 2009 Incentive Plan was approved by stockholders at the Company’s 2009 Annual Meeting of Stockholders. The purpose of the 2009 Incentive Plan is to contribute to the creation of stockholder value by enhancing the Company’s ability to attract, retain and motivate key employees, officers and directors of the Company, and to provide them with equity ownership opportunities and performance-based incentives designed to align their interests with those of the Company’s stockholders. At the same time, the Board recognizes the importance of minimizing the dilutive effect of such awards. Accordingly, the 2009 Incentive Plan is designed to provide as much flexibility as possible for future equity incentive and performance bonus grants so that we can respond as necessary to provide competitive, effective compensation that is not unduly dilutive.

The 2009 Incentive Plan currently provides for up to 28,500,000 shares to be available for grants under the plan. As of December 31, 2014, 8,512,453 unvested shares of restricted stock were outstanding under the 2009 Incentive Plan and 6,247,665 shares were available for grants under the 2009 Incentive Plan. Under the proposed amendment to the 2009 Incentive Plan, an additional 7,750,000 shares of common stock would be authorized for grants under the 2009 Incentive Plan.

If stockholders do not approve the proposal to amend the 2009 Incentive Plan in order to increase the number of shares of common stock available under the 2009 Incentive Plan, the Company expects that it will have an insufficient number of shares available to make equity-based compensation a meaningful part of our employees’ and officers’ overall compensation. As a result, the Company believes its ability to retain and attract talented personnel will be adversely affected due to the ability of the competitors of the Company to offer long-term equity compensation to those individuals and the Company’s inability to do so. Additionally, we would have to consider providing additional cash compensation to our key employees to maintain competitive levels of compensation, and our ability to align compensation with the interests of stockholders would be greatly diminished.

The following is a summary of major features of the 2009 Incentive Plan.

Description of the 2009 Incentive Plan

Nature of Awards. The 2009 Incentive Plan permits the grant of stock options, stock appreciation rights, shares of restricted stock, restricted stock units, and any other form of award based on the value (or the increase in value) of shares of the common stock of the Company. The 2009 Incentive Plan also permits cash incentive awards. Awards granted under the 2009 Incentive Plan generally vest to the extent certain conditions are met. Vesting criteria shall include the passage of time or the attainment of individual or Company performance objectives, or a combination of both.

Effective Date and Term. The 2009 Incentive Plan was approved by stockholders at the Company’s 2009 annual meeting and became effective as of June 5, 2009. No awards shall be made under the 2009 Incentive Plan more than ten (10) years after its effective date, although previously granted awards may extend beyond that date.

Eligibility. Any individual who is current employee, officer, director, consultant, or advisor of the Company or any of the Company’s present or future parent or subsidiary entities or any other business venture (including, joint ventures or limited liability companies) in which the Company has a controlling interest, as determined by the Compensation Committee, is eligible to be granted an award. As of the record date, the Company had approximately 1,000 employees (nine of whom were executive officers) and eight non-employee directors who were eligible to participate in the 2009 Incentive Plan.

Administration. The 2009 Incentive Plan is administered by the Compensation Committee, which has authority to grant awards and determine recipients and terms of awards. The Compensation Committee has full authority to construe and interpret the terms of the 2009 Incentive Plan and the terms of any award certificates under the plan, and to determine all facts necessary to administer the plan and any such award certificates. The Compensation Committee may delegate its authority under the 2009 Incentive Plan to the extent permitted by law

Stock Subject to the Plan. Subject to adjustments allowed under the 2009 Incentive Plan, awards may be made under the plan for up to 28,500,000 shares of common stock (36,250,000 shares if stockholders approve this proposal), all of which can be issued as incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). If any award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part, or results in any shares not being issued, the unused shares covered by such award shall again be available for grants under the plan. Further, shares tendered to the Company by a participant to exercise an award shall be added to the number of shares available for grants under the plan. Shares issued under the 2009 Incentive Plan may consist in whole or in part of authorized but unissued shares or treasury shares. The last trading price for a share of the Company’s common stock on the NYSE on April 8, 2015 was $1.82.

Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Compensation Committee may grant awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute awards may be granted on such terms as the Compensation Committee deems appropriate. Substitute awards shall not count against the overall share limit set forth in the 2009 Incentive Plan, except as may be required by law.

Stock Options. The Compensation Committee may grant options to purchase shares of common stock and determine the number of shares to be covered by each option, the exercise price of each option and the conditions and limitations applicable to the exercise of each option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

An option that the Compensation Committee intends to be an incentive stock option shall only be granted to employees of the Company or any of the Company’s present or future parent or subsidiary entities and any other entities the employees of which are eligible to receive incentive stock options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code.

The Compensation Committee shall establish the exercise price of each option and specify the exercise price in the award certificate. The exercise price of an award intended to be an incentive stock option shall be not less than 100% of the fair market value on the date the option is granted, except that, if any incentive stock option is granted to a person possessing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company or any parent or subsidiary of the Company (a “Ten Percent Stockholder”), the exercise price shall be not less than 110% of the fair market value of the shares subject to the option on the date the option is granted.

Each option granted under the 2009 Incentive Plan shall be exercisable at such times and subject to such terms and conditions as the Compensation Committee may specify in the applicable award certificate; provided, however, that no option shall be granted for a term of more than ten (10) years and no incentive stock option issued to a Ten Percent Stockholder shall have a term of more than five (5) years. No option shall permit deferred receipt of compensation on the option beyond the date of exercise, unless the Compensation Committee expressly determines that such option shall be subject to Section 409A of the Code.

Stock Appreciation Rights. A stock appreciation right (“SAR”) is an award in the form of a right to receive cash or a share of common stock, upon surrender of the SAR, in an amount equal to the appreciation in the value of the share of common stock over a base price established in the award. The Committee may grant SARs either independently of stock options, or in tandem with stock options such that the exercise of the stock option or SAR cancels the tandem SAR or stock option. The minimum base price of a SAR granted under the 2009 Incentive Plan shall be the price set forth in the applicable award certificate, or, in the case of a SAR related to a stock option (whether already outstanding or concurrently granted), the exercise price of the related stock option.

Restricted Stock. The Compensation Committee may grant awards of restricted stock on the terms and conditions set forth by the Compensation Committee in the applicable restricted stock award, including the conditions for vesting and the issue price, if any.

Restricted Stock Units. The Compensation Committee may grant restricted stock units to any participant subject to the same conditions and restrictions as the Compensation Committee would have imposed in connection with an award of restricted stock. Each restricted stock unit shall have a value equal to the fair market value of one share of stock. Restricted stock units may be paid at such time and in such form as the Compensation Committee may determine in its discretion.

Other Stock-Based Awards. Other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of stock or other property, may be granted under the 2009 Incentive Plan to participants in the plan. Such other share awards shall also be available as a form of payment in the settlement of other awards granted under the 2009 Incentive Plan or as payment in lieu of compensation to which a participant in the plan is otherwise entitled.

Cash Awards. Cash awards are awards under the 2009 Incentive Plan that provide participants with the opportunity to earn a cash payment based upon the achievement of one or more performance goals. For each performance period, the Compensation Committee shall determine the relevant performance criteria, the performance goal for each performance criterion, the level or levels of achievement necessary for awards to be paid, the weighting of the performance goals if more than one performance goal is applicable, and the size of the awards.

Performance Based Awards. Any award granted under the 2009 Incentive Plan may be granted as an award that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. With the exception of any stock option or SAR, an award that is intended to satisfy the requirements of a performance-based award shall be so designated at the time of grant. Stock options and SARs need not satisfy the specific performance criteria described below in order to qualify as performance-based awards.

The maximum aggregate number of shares of the Company’s common stock for which performance-based awards may be issued under the 2009 Incentive Plan in any calendar year to an individual participant shall not exceed 1,000,000, and the maximum amount that may be earned as a cash award for a performance period for a single calendar year by any individual participant is $2,000,000 and the maximum amount that may be earned as a cash award for a performance period of greater than a single calendar year by any individual participant is $6,000,000.

In the case of awards intended to qualify as performance-based awards, the performance criteria shall be selected only from among the criteria set forth in the plan. Any of the performance criteria may be used to measure the performance of the Company, a subsidiary, or affiliate as a whole or any business unit of the Company, a subsidiary, or affiliate or any combination thereof, as the Compensation Committee may deem appropriate, or any of the above performance criteria as compared to the performance of a group of comparable companies, or published or special index that the Compensation Committee deems appropriate. The Compensation Committee also has the authority to provide for accelerated vesting of any award based on the achievement of the performance criteria.

Before any performance-based award (other than stock options and SARs) is paid, the Compensation Committee must certify in writing (by resolution or otherwise) that the applicable performance goal(s) and any other material terms of the award have been satisfied; provided that the Compensation Committee shall have authority to pay a performance-based award without regard to the applicable performance criteria in the event of the award holder’s death or disability, or if there is a change in control of the Company.

The Compensation Committee shall have discretion to determine the conditions, restrictions or other limitations, in accordance with, and subject to, the terms of the 2009 Incentive Plan and Section 162(m) of the Code, on the payment of individual awards granted as performance-based awards. To the extent set forth in an award certificate, the Compensation Committee may reserve the right to adjust the amount payable in accordance with any standards or on any other basis (including the Compensation Committee’s discretion), as the Compensation Committee may determine; provided, however, that in the case of awards intended to qualify as performance-based awards, such adjustments shall meet the requirements of Section 162(m) of the Code.

Adjustments Due to Changes in Capitalization or Control. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of shares of common stock other than an ordinary cash dividend, (1) the number and class of securities available under the 2009 Incentive Plan, (2) the number and class of securities and exercise price per share of each outstanding option, (3) the number of shares of common stock subject to and the repurchase price per share subject to each outstanding restricted stock award, and (4) the terms of each other outstanding award, shall be equitably adjusted by the Company in the manner determined by the Compensation Committee.

In connection with a change in control, the Compensation Committee shall take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock awards on such terms as the Compensation Committee determines: (1) provide that awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding entity, (2) upon written notice to a participant, provide that the participant’s unexercised awards will terminate immediately prior to the consummation of the change in control unless exercised by the participant within a specified, reasonable period following the date of such notice, (3) provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part before or upon the change in control, (4) if holders of shares will receive upon consummation of the change in control a cash payment for each share surrendered in the change in control, make or provide for a cash payment to a participant equal to the excess, if any, of (A) the consideration received by stockholders generally with respect to the change in control (the “change in control price”) times the number of shares subject to the participant’s awards (to the extent the exercise price does not exceed the change in control price) over (B) the aggregate exercise price of all such outstanding awards and any applicable tax withholdings, in exchange for the termination of such awards, (5) provide that, in connection with a liquidation or dissolution of the Company, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (6) any combination of the foregoing. The Compensation Committee shall not be obligated to treat all awards, all awards held by a participant, or all awards of the same type, identically.

Upon the occurrence of a change in control, except to the extent specifically provided to the contrary in the restricted stock award or any other agreement between a participant and the Company, all restrictions and conditions on all restricted stock awards then outstanding shall automatically lapse and be deemed terminated or satisfied, as applicable.

Transferability of Awards. Unless otherwise provided by the Compensation Committee, awards are generally nontransferable, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order, and, during the life of a holder of an award, shall be exercisable only by such holder.

Termination of Employment. The Compensation Committee shall determine the effect on an award due to the disability, death, termination or other cessation or change in the employment or other status of a participant in the 2009 Incentive Plan and the extent to which the participant or the participant’s legal representative may exercise rights under the award.

Tax Withholding. A participant in the 2009 Incentive Plan must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of shares of stock subject to an award. Payment of withholding obligations is due before the Company will issue any shares of stock on exercise or release from forfeiture of an award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise.

Amendment of Awards and the 2009 Incentive Plan. The Compensation Committee may amend, modify or terminate any outstanding award; provided, however, that no outstanding award may be amended to reduce the exercise price of a stock option, SAR or other similar award. Consent by a participant to any amendment shall be required unless the Compensation Committee determines that the action would not materially and adversely affect the participant’s rights under the Plan.

The Compensation Committee may amend, suspend or terminate the 2009 Incentive Plan or any portion of the plan at any time; provided that if at any time the approval of the Company’s stockholders is required as to any modification or amendment under Section 422 of the Code with respect to incentive stock options, the Compensation Committee may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the 2009 Incentive Plan shall apply to, and be binding on the holders of, all awards outstanding under the plan at the time the amendment is adopted, provided the Compensation Committee determines that such amendment does not materially and adversely affect the rights of participants under the plan.

Acceleration. The Compensation Committee may at any time provide that any award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part.

Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences generally arising with respect to restricted stock and stock options, stock appreciation rights, and cash awards granted under the 2009 Incentive Plan under current federal tax law. The discussion is not a complete analysis of all federal income tax consequences (or of any state or other federal tax consequences, such as employment consequences) and does not cover all specific transactions which may occur.

Restricted Stock. In general, no income will be recognized by an award holder for U.S. federal income tax purposes upon the grant of restricted stock. On the date that the restrictions on the shares lapse, the award holder will recognize ordinary income in an amount equal to the fair market value of the shares on that date (minus any amount the award holder paid for the shares). Income recognized by an award holder who is an employee is compensation subject to withholding; as a result, the Company must make the necessary arrangements with the award holder to ensure that the proper amount is withheld. The Company can deduct the amount of income recognized by the award holder, subject to certain limitations. An award holder’s adjusted basis in the stock received is equal to the ordinary income recognized by the award holder. If an award holder thereafter sells the stock, any amount realized over (or under) the adjusted basis of the stock will constitute capital gain (or loss) to the award holder for U.S. federal income tax purposes. If an award holder forfeits an award before the restrictions lapse, the award holder will not recognize gain or loss as a result of such forfeiture.

Upon the grant of restricted stock, an award holder may file an election under Section 83(b) of the Code to accelerate the recognition of ordinary income to the grant date of the award. Such ordinary income is equal to the fair market value of the shares of stock on the grant date (minus any amount the award holder pays for the shares) and is compensation subject to withholding for employees. If an award holder subsequently forfeits the stock or the stock depreciates in value after a Section 83(b) election is filed, the holder will not be eligible for capital loss treatment with respect to the stock.

Incentive Stock Options. There are generally no tax consequences associated with the grant or timely exercise of an incentive stock option. If an award holder holds the shares of stock acquired upon the exercise of an incentive stock option for at least one year after exercise and two years after the grant of the option, the holder will recognize capital gain or loss upon sale of the stock equal to the difference between the amount realized on the sale and the exercise price. If the stock is not held for the required period, the award holder will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price, up to the amount of the gain on disposition. Any additional gain realized by the holder upon disposition will be capital gain. However, even though there generally are no tax consequences associated with the exercise of an incentive stock option, the excess of the fair market value of stock received upon the exercise of an incentive stock option over the option price for the stock is a preference item for purposes of the alternative minimum tax. An expense deduction by the Company in connection with the exercise of an incentive stock option is not allowed unless the award holder recognizes ordinary income.

Nonqualified Stock Options. Generally, no income will be recognized by an award holder for U.S. federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the award holder will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. Income recognized by an award holder who is an employee will be considered compensation subject to withholding at the time the income is recognized; as a result, the Company must make the necessary arrangements with the holder to ensure that the proper amount is withheld. Nonqualified stock options provide the Company with a deduction equal to the amount of income recognized by the award holder, subject to certain limitations. The adjusted basis of stock transferred to an award holder pursuant to the exercise of a nonqualified stock option is the price paid for the stock plus an amount equal to any income recognized by the award holder as a result of the exercise of the option. If an award holder thereafter sells stock acquired upon exercise of a nonqualified stock option, any amount realized over (or under) the adjusted basis of the stock will constitute capital gain (or loss) to the award holder for U.S. federal income tax purposes.

Stock Appreciation Rights. Generally, no income will be recognized by an award holder for U.S. federal income tax purposes upon the grant of a stand-alone or tandem SAR. Upon exercise of a SAR, the award holder will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. Income recognized by an award holder who is an employee is compensation subject to withholding at the time the income is recognized; as a result, the Company must make the necessary arrangements with the award holder to ensure that the proper amount is withheld. SARs provide the Company with a deduction equal to the amount of income recognized by the award holder, subject to certain limitations. The adjusted basis of common stock transferred to an award holder pursuant to the exercise of a SAR is the price paid for the stock plus an amount equal to any income recognized by the award holder as a result of the exercise of the SAR. If an award holder thereafter sells stock acquired upon exercise of a SAR, any amount realized over

(or under) the adjusted basis of the stock will constitute capital gain (or loss) to the award holder for U.S. federal income tax purposes.

Cash Awards. When a cash award is paid or otherwise made available to a participant, the award holder will recognize ordinary income in an amount equal to the cash received or made available. Income recognized by an award holder who is an employee is compensation subject to withholding at the time the cash is received and, therefore, the Company must properly withhold the required tax.

New Plan Benefits

Shares of common stock issuable pursuant to the terms of the 2009 Incentive Plan are and will continue to be available for awards to all eligible participants of the plan. The Board of Directors has not at this time approved any future awards under the 2009 Incentive Plan that are dependent upon approval of the proposed amendment, and, as a result, the identity of future award recipients and the size and terms of future awards are not known at this time.

Equity Compensation Plan Information

The following table includes certain information as of December 31, 2014 regarding our equity incentive plans:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders(1)	-	-	6,247,665
Equity compensation plans not approved by stockholders	-	-	-

(1)	Consists of shares available for issuance under the 2009 Incentive Plan.

Consequences of Non-Approval

The Company considers stockholder approval of the amendment to the 2009 Incentive Plan to be critical to the Company’s ability to retain and attract employees, officers, directors, consultants, and advisors whose services are necessary to carry out the Company’s business plan. If the stockholders do not approve the proposed amendment to the 2009 Incentive Plan, the Company believes its ability to retain and attract talented personnel will be adversely affected due to the ability of the competitors of the Company to offer long-term equity compensation to talented individuals under equity plans already in place. Additionally, we would have to consider providing additional cash compensation to our key employees to maintain competitive levels of compensation. However, our ability to align the compensation provided to our employees and officers with the interests of stockholders would be lost.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSED AMENDMENT TO THE 2009 INCENTIVE PLAN.

AUDIT MATTERS

Report of the Audit Committee

The following is the report of the Audit Committee for the year ended December 31, 2014. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in such filing.

As of December 31, 2014, the Audit Committee was comprised of four directors, each of whom has been determined to be independent in accordance with the requirements of the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934 and the New York Stock Exchange listing standards.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal control. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCOAB”) and to issue a report thereon.

In performing its duties, the Audit Committee has:

•	reviewed and discussed with the Company’s management and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014;

•	reviewed with the Company’s management internal control over financial reporting in accordance with the standards of the PCAOB, which review included a discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	reviewed with PwC the Company’s internal control over financial reporting;

•	reviewed with PwC its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and other matters;

•	discussed with PwC the overall scope and plans for its audit;

•	met with PwC to discuss the results of its audit and the overall quality of the Company’s financial reporting; and

•	met with the Company’s independent reservoir engineering consultants to discuss the Company’s process for determining oil and gas reserves.

During the Audit Committee’s review of the audited financial statements, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Audit Committee. With respect to its review of the Company’s internal control over financial reporting, the Committee noted that management advised that the Company was in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee discussed with PwC the matters required to be discussed pursuant to PCAOB Auditing Standard No. 16. The Audit Committee has received and reviewed the written disclosures and the letter from PwC required by the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. The Audit Committee determined that the non-audit services provided to the Company by PwC are compatible with maintaining PwC’s independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission. Mr. Serota participated in the reviews and discussions described above; however, he no longer serves on the Audit Committee. Mr. Stice, who joined the Audit Committee on March 5, 2015, did not participate in the reviews and discussions described above.

This report is submitted on behalf of the Audit Committee.

Everett R. Dobson

Jim J. Brewer

Edward W. Moneypenny

Jeffrey S. Serota

PROPOSAL NO. 4 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has directed the Company to submit the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015, for ratification by the stockholders at the Annual Meeting. Neither the Company’s Bylaws nor other governing documents nor applicable law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions of stockholders.

Set forth below is a summary of the fees paid to our independent registered public accounting firm, PricewaterhouseCoopers LLP, for fiscal years 2014 and 2013.

	2014	2013
	(In thousands)
Audit Fees	$1,535	$2,046
Audit-Related Fees	370	200
Tax Fees	-	-
All Other Fees	-	-

Total	$1,905	$2,246

Audit Fees. Audit fees consist primarily of fees billed for professional services rendered for the audit of our annual financial statements and effectiveness of internal control over financial reporting, review of the financial statements included in each of our quarterly reports on Form 10-Q, assistance with and review of documents filed with the SEC and/or used in conjunction with public and private securities offerings and work performed by tax professionals in connection with the audits and quarterly reviews. Such professional services also included assistance with and review of multiple SEC comment letters and related Company responses, consideration and research associated with the Company’s Century Plant construction accounting and CO2 delivery shortfall, materiality assessments and resulting filing of a Form 10-K/A for the fiscal year ended December 31, 2013 and Forms 10-Q/A for the fiscal quarters ended March 31, 2014 and June 30, 2014, restating the Company’s financial statements for those periods, consultation analysis and consideration of internal control over financial reporting impactions, and review of Form 8-K filings.

Audit-Related Fees. Audit-related fees consist primarily of due diligence, consultation regarding financial accounting and reporting standards. Such fees included fees for consultations on the accounting related to public offerings of interests in limited partnerships, pro forma financial statement review, discussions with the SEC Staff, responses to comment letters received by the Company from the SEC, and audits of the balance sheets of MidCon Midstream, LP for the periods ended June 30, 2014 and September 30, 2014.

Tax Fees. Tax fees include all services performed by the firm’s tax division other than those related to the audit of financial statements.

All Other Fees. Other fees consist primarily of all fees billed for products and services provided by the firm other than those reported above.

The Audit Committee is responsible for approving in advance any services to be performed by the independent registered public accounting firm. The Audit Committee may delegate its pre-approval authority for these services to one or more members, whose decisions shall be presented to the full Audit Committee at its scheduled meetings. Each of these services must receive specific pre-approval by the Audit Committee or its delegate unless the Audit Committee has provided general pre-approval for such category of services in accordance with policies and procedures that comply with applicable laws and regulations. All of the services described above under audit fees, audit-related fees and tax fees for 2014 and 2013 were pre-approved by the Audit Committee. Specifically, the committee has pre-approved the use of PricewaterhouseCoopers LLP for detailed, specific types of tax advisory services related to compliance, technical interpretations, acquisition/disposition services, including due diligence, and federal and state audits.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

EXECUTIVE OFFICERS

Set forth below is information regarding each of our executive officers as of April 1, 2015:

Name	Age	Position
James D. Bennett	45	President and Chief Executive Officer
Eddie M. LeBlanc III	66	Executive Vice President and Chief Financial Officer
Steven D. Turk	63	Executive Vice President and Chief Operating Officer
Kevin C. Clement	56	Executive Vice President and President of Saltwater Gathering Operations
Duane M. Grubert	52	Executive Vice President of Investor Relations and Strategy
Randall D. Cooley	61	Senior Vice President – Accounting
R. Scott Griffin	49	Senior Vice President – People and Culture
Philip T. Warman	44	Senior Vice President, General Counsel and Corporate Secretary

James D. Bennett. Mr. Bennett was named Chief Executive Officer and President in June 2013. Prior to that he served as President and Chief Financial Officer since March 2013 and Executive Vice President and Chief Financial Officer since January 2011. Biographical information about Mr. Bennett can be found above under the heading “Corporate Governance Matters—Director Biographical Information—Continuing Class II Directors.”

Eddie M. LeBlanc III. Mr. LeBlanc was appointed Executive Vice President and Chief Financial Officer in July 2013. Prior to joining SandRidge, he served as Chief Financial Officer at each of East Resources Inc., an oil and gas exploration and production company (2010 – 2013), PostRock Energy Corporation (2009 – 2010), Ascent Energy Company (2003 – 2007), Range Resources Corporation (2000 – 2003), and Coho Energy, Inc. (1995 – 1999). Previously in his career, Mr. LeBlanc served in senior positions at other diversified energy companies and as an auditor with Ernst & Ernst. He holds a Bachelor of Science in Business Administration from the University of Louisiana at Lafayette and is a Certified Public Accountant and a Chartered Financial Analyst.

Steven D. Turk. Mr. Turk was appointed as Executive Vice President and Chief Operating Officer effective March 2, 2015. Mr. Turk joined SandRidge with more than 30 years of experience in the exploration and production industry, at both private and publicly held companies, including having most recently served as Chief Operating Officer at HighMount Exploration & Production LLC from August 2013 to October 2014 and, prior to that, as Vice President Operations, Southern Division for Chesapeake Energy Corporation from September 2008 to August 2013. He also held various operations and management positions for Equitable Production Company, Ziff Energy Group and Cabot Oil and Gas. He holds a Bachelor of Science degree in Geology from Edinboro University and a Bachelor of Science in Petroleum and Natural Gas Engineering from Pennsylvania State University as well as an MBA from Oklahoma City University.

Kevin C. Clement. Mr. Clement was appointed Executive Vice President and President of Saltwater Gathering Operations in October 2014. Prior to joining SandRidge, Mr. Clement served as Vice President of SemOperating G.P., L.L.C. and President of SemStream, L.P. and SemGas, L.P. from 2005 to October 2014. From 2005 to 2009, Mr. Clement also served in various capacities at SemStream, L.P., including Chief Operating Officer and President and Chief Executive Officer. Mr. Clement began his career at Koch Industries, where he served for 23 years, holding various positions of increasing responsibilities in the natural gas liquids, refined products, and finance divisions – the last ten (1995-2005) as Vice President, Western Region – Koch Materials. Mr. Clement served on the Board of Directors at NGL Energy Partners, LP from 2011 until October 2014 and holds a Bachelor of Business Administration in Marketing from Wichita State University.

Duane M. Grubert. Mr. Grubert was appointed Executive Vice President of Investor Relations and Strategy in December 2013. Prior to joining SandRidge, Mr. Grubert spent 14 years as a Wall Street analyst covering the oil and gas exploration and production sector, most recently for Susquehanna Financial Group. From 1983 to 2000, Mr. Grubert served in various capacities at Unocal Corporation (now part of Chevron Corporation), including in petroleum engineering, international business development and finally as General Manager of Corporate Strategy and Business Intelligence. Mr. Grubert holds a Bachelor of Science in Petroleum Engineering from Stanford University and a Masters of Business Administration from California State University.

Randall D. Cooley. Mr. Cooley joined us as Vice President – Accounting in November 2006, upon our acquisition of NEG Oil & Gas LLC, and was promoted to Senior Vice President – Accounting in January 2008. Prior to joining SandRidge, Mr. Cooley served as the senior financial officer with National Energy Group, Inc., having held the position of Vice President and Chief Financial Officer from March 2003 to November 2006. Mr. Cooley earned a Bachelor of Science in Business Administration, with a major in Accounting, from the University of Southern Mississippi in 1978 and is a Certified Public Accountant.

R. Scott Griffin Mr. Griffin was appointed Senior Vice President – People and Culture in November 2013. Mr. Griffin returned to SandRidge from Chaparral Energy, LLC, an oil and natural gas production company, where he led the strategic human resources function. He previously served as Director of Human Resources at SandRidge from 2008 to 2012. For the past 26 years, Mr. Griffin has held various human resources and leadership roles including 13 years as Senior Vice President of Wood Designs, a leading retail fixture manufacturer, and five years as the principal of Redlion Industrial Supply, a company he founded and managed. Mr. Griffin holds a Bachelor of Arts in Communication from the University of Oklahoma and has completed graduate coursework in Organizational Development.

Philip T. Warman. Mr. Warman joined us as Senior Vice President and General Counsel in August 2010. He also serves as our Corporate Secretary. Prior to joining the Company, Mr. Warman was the Associate General Counsel for SEC and finance matters for Spectra Energy Corporation from January 2007 through July 2010. From 1998 through 2006 he practiced law as a corporate finance attorney with Vinson & Elkins, LLP in Houston, Texas. Mr. Warman earned a Bachelor of Science in Chemical Engineering from the University of Houston in 1993 and graduated from the University of Texas School of Law in 1998.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we describe the material elements of our compensation program for the Company’s named executive officers, who are listed below. Detailed information regarding the compensation earned by named executive officers is set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement.

Named Executive Officers at December 31, 2014	Position
James D. Bennett	President and Chief Executive Officer
Eddie M. LeBlanc III	Executive Vice President and Chief Financial Officer
Wayne C. Chang(a)	Senior Vice President – Midstream
Randall D. Cooley	Senior Vice President – Accounting
Philip T. Warman	Senior Vice President, General Counsel and Corporate Secretary

Departed Named Executive Officers	Position
David Lawler	Former Executive Vice President and Chief Operating Officer

(a)	On March 6, 2015, Mr. Chang informed the Company of his intention to resign effective April 1, 2015.

We present our Compensation Discussion and Analysis in the following sections:

1.	Executive Compensation Program. In this section, we describe the Company’s executive compensation strategy and objectives and the material elements of our executive compensation program.

2.	2014 Named Executive Officer Compensation. In this section, we explain the Compensation Committee’s process for arriving at compensation decisions and describe the compensation for the Company’s named executive officers.

3.	Other Executive Compensation Matters. In this section, we provide an overview of policies related to minimum stock ownership, compensation clawbacks, and the prohibition on pledging and derivative transactions, and we discuss the relationship between our executive compensation program and risk and the tax treatment of executive compensation.

4.	Actions Related to 2015 Executive Compensation. In this section, we provide an overview of the Compensation Committee’s compensation decisions made for 2015.

Executive Compensation Program

The purpose of our compensation program is to help us attract, retain, and motivate knowledgeable and high performing talent. The Compensation Committee approved a compensation strategy that generally targets the median of the peer group. We expect that certain executives’ actual compensation will vary in a range around the median depending on such factors as length of service in the job, individual and Company performance, and internal equity considerations. The Compensation Committee has structured our executive compensation program by focusing on the following key objectives:

Objectives	How We Meet Our Objectives
Attract and retain talented executives

•    Provide a competitive total compensation package taking into account base salary, incentives and benefits to attract, retain and motivate our employees

•    Regularly evaluate our pay programs against the competitive market of our peer group

•    Restricted stock with four-year vesting periods and performance stock with three-year performance and vesting periods help to retain executives

Motivate and reward executives

•    Provide a significant portion of each named executive officer’s (NEO) target total direct compensation in the form of variable compensation

•    Align our executive compensation with short-term and long-term performance of the Company

•    Tie payment of our performance units to total stockholder return against our peer group

Address the cyclical nature of the oil and gas industry

•    The annual incentive plan uses a balanced approach of financial and non-financial goals to encourage executives to execute on short-term goals that lead to long-term stockholder value

•    The performance unit plan rewards executives for total stockholder return on a relative basis

Motivate management to take prudent but not excessive risk

•    Pay programs emphasize long-term incentive compensation

•    Share ownership guidelines contribute to alignment between long-term stockholder value and management decisions

•    Utilize multiple performance measures for short-term incentives

•    Incorporate the use of tally sheets in our annual compensation review

•    Clawback policy provides the Compensation Committee with the discretion to recover any incentive compensation paid in connection with misstated financial results resulting from fraud, misconduct, or a violation of Company policy

Align executive and stockholder interests	• Share ownership guidelines for executive officers and directors • Tie a significant portion of our annual equity grants to share price performance

Executive Compensation Elements

We provide our executives with the compensation elements of base salary, annual incentives, long-term incentives, and limited personal benefits and perquisites.

Compensation Element	Description and Purpose
Base salary	Fixed cash compensation reflecting individual performance, time in role, scope of responsibility, leadership skills and experience. Reviewed annually and adjusted if and when appropriate.
Annual incentive award	Variable cash compensation based on corporate performance relative to pre-established targets. These awards motivate our executive officers to achieve annual business objectives that drive long-term performance.
Restricted stock award	Variable compensation, payable in the form of shares of Company stock, vesting ratably over four years. These awards drive sustainable performance that delivers long-term value to stockholders and reinforces the link between the interest of executives and those of stockholders.
Performance unit award	Variable cash-settled units. The ultimate unit value is determined based on Company’s total stockholder return relative to that of its performance peer group over the performance period. These awards motivate our executive officers to outperform peer companies in total stockholder return
Other compensation	Indirect compensation consisting of health, welfare and retirement benefits, together with minimal perquisites. Provides benefits that promote employee health and work-life balance, which assist in attracting and retaining executive officers.

Compensation Best Practices

We have aligned our compensation programs with the interest of our stockholders by adopting the following compensation best practices.

	What We Do	What We Don’t Do
✓	Benchmark compensation near the median of the peer group	No tax gross ups
✓	Apply minimum stock ownership guidelines	No “single-trigger” change-of-control payments
✓	Maintain a clawback policy	No excessive perquisites
✓	Use and review compensation tally sheets	No hedging or new pledging of Company stock
✓	Use a representative and relevant peer group
✓	Use an independent compensation consultant
✓	Link annual incentive compensation to the achievement of objective pre-established performance goals tied to operational and strategic objectives
✓	Link 50% of our long term compensation to our total stockholder return compared to peers

2014 Named Executive Officer Compensation

2014 Process for Determining Executive Compensation

Guided by the executive compensation principal objectives described above, the Compensation Committee approves the structure of the executive compensation program for our NEOS. The following describes the roles of key participants in the process.

Role of the Compensation Committee

The Compensation Committee is composed of three non-employee independent directors. The Compensation Committee’s duties in administering the executive compensation programs include the following:

•	Review, evaluate and approve the agreements, plans, policies and programs

•	Review and evaluate company performance against pre-established performance metrics

•	Regularly review and approve the annual total compensation paid to officers and key executives

The Compensation Committee reviews the components of our executive officer compensation program on an annual basis and approves adjustments as it deems appropriate. From time to time, other non-employee directors provide input to the Committee in the discharge of its duties and the full Board of Directors ratifies certain decisions of the Committee in executive session.

Role of the Executives

Our Chief Executive Officer and Senior Vice President of People and Culture work with the Compensation Committee and compensation consultant in establishing compensation levels and performance targets. The Chief Executive Officer is responsible for reviewing the compensation and performance of the other executive officers and making recommendations to the Compensation Committee for adjustments to the annual total compensation of his direct reports. However, all final decisions regarding compensation are made by the Compensation Committee.

The Company’s people and culture and legal departments provide support to the Committee in preparation of materials and execution of its responsibilities.

Role of Independent Consultants

To facilitate the formulation and administration of our compensation program, beginning in March 2013, the Compensation Committee retained Cook & Co as its independent compensation consultant. Cook & Co helps the Compensation Committee assess the competitiveness and appropriateness of our compensation programs relative to the market, including our peer group companies, and helps the Compensation Committee develop a compensation program that is consistent with our objectives and market conditions.

Cook & Co attends Compensation Committee meetings, meets with the committee in executive session, and provides advice and expertise on executive and director compensation programs and plan designs. Cook & Co reports directly to, and takes its charge from, the Compensation Committee. However, the Compensation Committee does not specifically direct Cook & Co on how to perform the scope of services it provides. In 2014, Cook & Co did not provide additional services to the Company in an amount in excess of $120,000.

The Compensation Committee reviewed the independence of Cook & Co, including under factors specified in Section 303A.05(c)(iv) of the NYSE Listed Company Manual, and determined that there is no conflict of interest resulting from retaining Cook & Co.

Role of Peer Group and Competitive Data

The Compensation Committee uses a compensation peer group to compare the competitiveness of the Company’s executive compensation. For 2014, this peer group remained unchanged from the 2013 compensation peer group and consisted of 18 appropriately sized exploration and production companies with whom we compete for executive talent. The Compensation Committee uses a performance peer group to evaluate the company’s performance for purposes of administering the performance-based elements of the executive compensation program. For 2014, this peer group consisted of 19 exploration and production companies that are similar in size, scope and nature of business operations. Both peer groups are detailed in the following table. Differences between the peer groups reflect the Compensation Committee’s determination regarding the suitability of a specific peer company for these applications.

Peer Comparator	2014 Compensation Peer Group	2014 Performance Peer Group

Cabot Oil & Gas Corporation	X	X
Cimarex Energy Co.	X	X
Concho Resources Inc.	X	X
Continental Resources, Inc.	X	X
Denbury Resources Inc.	X	X
Energen Corporation	X	X
Energy XXI (Bermuda) Limited	X
EQT Corporation	X
Halcon Resources Corp		X
Laredo Petroleum Inc		X
Linn Energy, LLC	X
Midstates Petroleum Company Inc		X
Newfield Exploration Company	X	X
Oasis Petroleum Inc.		X
Pioneer Natural Resources Company	X	X
QEP Resources, Inc.	X	X
Range Resources Corporation	X	X
SM Energy Company	X	X
Southwestern Energy Company	X	X
Ultra Petroleum Corp.	X	X
Whiting Petroleum Corporation	X	X
WPX Energy, Inc.	X	X

In addition to the peer group compensation information, Cook & Co also includes compensation survey information in their analysis of the broader compensation market.

Role of “Say on Pay” and “Say on Frequency” Voting Results

At our 2014 annual meeting of stockholders, the Company’s stockholders approved the compensation provided to our named executive officers in an advisory vote, with approximately 89.4% of ballots cast being voted to approve the executive compensation program. Based on this approval, the Compensation Committee did not change its overall approach to compensation during 2014.

In addition, the Board considered the results of the stockholder vote in 2011 regarding how frequently stockholders wish to conduct future say on pay votes. Because a majority of votes cast expressed a preference for conducting a say-on-pay vote every three years, the Board initially determined to submit executive compensation for stockholder consideration triennially. However, in 2013, the Compensation Committee recommended, and the Board approved, an annual say-on-pay vote beginning at the Company’s 2014 annual meeting of stockholders.

Review of Tally Sheets

The Compensation Committee has adopted a practice of reviewing compensation tally sheets to provide the committee with a detailed view of total compensation delivered to named executive officers, including direct and indirect compensation.

2014 Elements of Named Executive Officer Compensation

For 2014, after considering the analyses and recommendations of Cook & Co, the Company’s performance in 2013, and the competitive market, the Compensation Committee set base salaries, incentive compensation opportunities, and performance measures for 2014. Our 2014 program utilized base salary, annual incentive awards payable in cash, long-term incentives in the form of restricted stock grants and performance unit awards, health, welfare and retirement benefits and limited perquisites.

The charts below illustrate the relative weightings of each compensation element for fiscal year 2014 for the company’s current chief executive officer and the other named executive officers currently employed by the company. The elements included are the 2014 base salary, target bonus, target long-term equity based incentives, and all other compensation as reported in “Summary Compensation” below.

Base Salary

The purpose of base salary is to provide a fixed level of cash compensation for performing day-to-day responsibilities. The Company’s goal is to target base salaries near the market median; however, actual positioning may vary based on such things as length of service in the job, individual performance and Company performance. Based on data provided to the Compensation Committee by Cook & Co, the named executive officers employed by the Company at the end of the fiscal year were positioned at 106% of the compensation peer group median for base salaries in the aggregate. Base salaries for named executive officers employed by us during 2014 are set forth below.

Executive	Title	2013 Base Salary	2014 Base Salary	Percentage Change

James Bennett	President and Chief Executive Officer	$766,615(a)	$890,627(b)	16.2%
Eddie LeBlanc	Executive Vice President and Chief Financial Officer	$425,000(c)	$426,635	0.4%
Wayne Chang	Senior Vice President –Midstream	$383,469	$391,492	2.1%
Randall Cooley	Senior Vice President –Accounting	$401,539	$409,561	2.0%
Philip Warman	Senior Vice President – General Counsel and Corporate Secretary(d)		$376,428
David Lawler	Former Executive Vice President and Chief Operating Officer	$491,962(e)	$550,000(f)	11.8%

(a)	Includes compensation in 2013 for service as Executive Vice President and Chief Financial Officer

(b)	Reflects a mid-year base salary increase to $915,000 per year effective June 5, 2014

(c)	Annualized

(d)	Mr. Warman was a named executive officer for the first time in 2014

(e)	Includes compensation in 2013 for service as Executive Vice President – Operations

(f)	Annualized. Mr. Lawler resigned from the company effective September 3, 2014.

As indicated above, the Compensation Committee increased Mr. Bennett’s base salary to $915,000 per year, effective June 5, 2014. The Compensation Committee, with the assistance of Cook & Co, considered the compensation arrangements of CEOs of our compensation peer group and approved target base salary compensation for Mr. Bennett that positioned him at 105% of our compensation peer group median for base salaries. In determining his new base salary, the Committee considered the market data, the internal pay equity and Mr. Bennett’s individual performance.

Annual Incentive Program (“AIP”)

The purpose of annual incentives is to reward executives for near-term operational and financial performance. The Company’s goal is to target annual incentives near the market median; however, actual positioning may vary based on such things as length of service in the job, individual performance, and Company performance. Based on data provided to the Compensation Committee by Cook & Co, the named executive officers employed by the Company at the end of the fiscal year were positioned at 112% of the compensation peer group median for target bonuses in the aggregate.

In 2014, the Compensation Committee continued the use of a balanced AIP scorecard and assigned each named executive officer an AIP target. The table below shows the AIP targets for each of the named executive officers.

Executive	Bonus Target (as a percentage of salary)

James Bennett	110%
Eddie LeBlanc	80%
Wayne Chang	80%
Randall Cooley	70%
Philip Warman	75%
David Lawler	100%

For 2014, the Company adopted a baseline annual incentive performance hurdle of $500 million in Adjusted EBITDA which served as the prerequisite for funding the bonus pool at the maximum opportunity. This performance hurdle was adopted to ensure deductibility of the bonus under Section 162(m). In 2014, the initial performance hurdle was met. The final payout was adjusted downward from the maximum opportunity based on the Company’s performance against the pre-established performance metrics contained in the scorecard, as described in greater detail below.

The table below shows the AIP metrics adopted by the Compensation Committee, the corresponding target levels of performance, and the Company’s actual performance against these metrics. Actual performance at the threshold, target, and maximum levels of performance would result in a 50%, 100%, and 200% payout, respectively. Based on the Company’s performance below, the Compensation Committee elected to pay bonuses at 92% of target.

Metric	Weighting	Threshold	Target	Maximum	Actual Performance	Percent of Target Payout Earned

Total Recordable Incident Rate(a)	10%	0.85	0.75	0.65	1.16	0%
Annual Average Daily Production (BOE/day)	15%	75,962	80,384	84,805	79,322	88%
Adjusted EBITDA ($MM)(b)	15%	$786	$886	$986	$873	93%
Innovation(c)	5%	4	8	12	>12	200%
Reserve Replacement	5%	150%	200%	300%	577%	200%
Full year Avg. Mississippian Well Costs ($MM)	5%	$3.10	$2.95	$2.70	$3.087	54%
Increase identified drillable opportunities	10%	Discretionary			19%	100%
Relative Total Stockholder Return(d)	10%	25th %ile	50th %ile	75th %ile	3.2 %ile	0%
Other Key Objectives(e)	25%	N/A			N/A	126%

(a)	Total Recordable Incident Rate, or TRIR, is a workplace safety indicator that we use to evaluate the safety performance of our non-services business employees.

(b)	Adjusted EBITDA means EBITDA (net income (loss) before income tax (benefit) expense, interest expense and depreciation, depletion and amortization and accretion of asset retirement obligations), excluding asset impairment, interest income, (gain) loss on derivative contracts net of cash received on settlement of derivative contracts, loss (gain) on sale of assets, transaction costs, legal settlements, consent solicitation costs, effect of annual incentive plan adoption, severance, bargain purchase gain, loss on extinguishment of debt and other various non-cash items (including non-cash portion of non-controlling interest and stock-based compensation). Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to the most directly comparable GAAP measure in the attached Annex.

(c)	Sections developed using multi-lateral design and shared tank batteries.

(d)	Ranks the Company’s Total Stockholder Return, or TSR, against its performance peer group, expressed as a percentile. TSR is determined using the volume-weighted average share price of the relevant share during the 20 business day period ending on the first and last business days of the one-year performance period and assumes that any dividends paid are reinvested as of the ex-dividend date.

(e)	Qualitative evaluation of various additional contributions. In determining the percentage of target payout earned, the Compensation Committee considered, among other factors, the Company’s improvement in Mississippian estimated ultimate recovery metrics, successful development of other Midcontinent zones, continued implementation of general and administrative cost efficiency strategies, and execution of its updated strategic plan.

Long-Term Incentives (“LTI”)

The purpose of long-term incentives is to align executives’ compensation with interests of stockholders, encourage retention, and reward long-term operational and financial performance. The Company’s goal is to target long-term incentives near the market median; however, actual positioning may vary based on such things as length of service in the job, individual performance, and Company performance. Based on data provided to the Compensation Committee by Cook & Co, the named executive officers employed by the Company at the end of the fiscal year were positioned at 91% of the compensation peer group median for long-term incentives in the aggregate.

The Company’s fiscal year 2014 LTI program for its NEOs consisted of 50% restricted stock and 50% cash-settled performance units.

Restricted Stock

In February 2014, we granted restricted stock to our named executive officers. These restricted stock grants represent 50% of a participant’s 2014 LTI grant. These awards vest ratably over four years and help motivate retention and provide stability to the compensation programs.

Performance Units

In February 2014, we granted cash-settled performance units to our named executive officers. These cash-settled performance units represent 50% of a participant’s 2014 LTI grant based on the value of a Performance Unit at target level of performance. These awards are intended to motivate executives to outperform peer companies in relative total stockholder return. The awards vest ratably on the first, second and third anniversary of the grant date but will not be settled until the performance period ends and the Compensation Committee certifies the Company’s performance.

The performance period for these awards commenced on January 1, 2014 and will end on December 31, 2016. No payouts under these awards will be made until the completion of the three year performance period. Performance will be measured based on the Company’s relative total stockholder return (“TSR”) compared to our performance peer group. TSR is determined using the volume-weighted average share price of the relevant share during the 20 business day period ending on the first and last business days of the performance period, and assuming that any dividends paid are reinvested as of the ex-dividend date. See “—2014 Process for Determining Executive Compensation” above for further discussion of the Company’s peer group. The performance goals for the performance unit plan are listed in the table below:

Level of Performance	Relative TSR Position	Value of Performance Unit*

Below Threshold	Below 25th Percentile	$0
Threshold	25th Percentile	$50
Target	50th Percentile	$100
Maximum	75th Percentile or Higher	$200

* The value of a performance unit will be calculated based on linear interpolation between threshold and target and target and maximum levels or performance. The maximum value of each performance unit will be capped at $100 if the Company’s absolute TSR is negative.

Other Compensation Arrangements

We also provide our executive officers the following forms of compensation:

Health and Welfare Benefits

Our executive officers are eligible to participate in medical, dental, vision, disability and life insurance to meet their health and welfare needs. These benefits are provided to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees. This is a fixed component of compensation and the benefits are provided on a nondiscriminatory basis to all of our employees.

Perquisites and Other Personal Benefits

We believe that the total mix of compensation and benefits provided to our executive officers is competitive and, generally, perquisites should not play a large role in our executive officers’ total compensation. As a result, the perquisites and other personal benefits we provide to our executive officers are limited. In 2014, the Company entered into new employment agreements with its continuing named executive officers, which, among other things, reflect the elimination of the company-reimbursement of club membership dues. For a description of the changes reflected in the new employment agreements, please read, “Summary Compensation—Employment Agreements” below.

401(k) Plan

We maintain a 401(k) retirement plan for the benefit of all of our executive officers and employees on a non-discretionary basis. Under the plan, eligible employees may elect to defer a portion of their earnings up to the annual maximum allowed by regulations promulgated by the Internal Revenue Service. We make matching contributions equal to 100% on the first 10% of employee deferred wages. Matching contributions are made in shares of our common stock for the first year of employment, after which employees may elect matching contribution investments from a variety of options.

Nonqualified Deferred Compensation Plan

We maintain a nonqualified deferred compensation plan (“NQDC Plan”) to provide our executive officers and other eligible employees flexibility for meeting their future income needs and assisting them in their retirement planning. Under the terms of the plan, eligible employees are provided the opportunity to defer income in excess of the Internal Revenue Service annual limitations on qualified 401(k) retirement plans.

Under the NQDC Plan, we may make discretionary contributions to the deferred compensation account of each participant. The Board of Directors has approved matching contributions for the plan equal to 100% of employee contributions up to 10% of the employee’s annual cash compensation minus any matching contributions made under the 401(k) retirement plan. Matching contributions are made in shares of our common stock.

Severance Benefits and Change in Control Provisions

We maintain employment agreements with our named executive officers to help ensure the retention of our executive officers in a competitive marketplace. These agreements are described in more detail below. Please read “Summary Compensation—Employment Agreements.” These agreements provide for severance compensation to be paid if the employment of the named executive officer is terminated under certain conditions, such as a change in control or termination without cause, each as defined in the agreements.

The employment agreements between us and our named executive officers and the related severance provisions are designed to meet the following objectives:

•	Change in Control. In certain scenarios, the potential to merge with or be acquired by another company may be in the best interest of our stockholders. We have agreed to provide severance compensation to our named executive officers if employment is terminated following a change in control transaction in recognition of the fact that our named executive officers may take actions in the best interest of our stockholders that ultimately lead to the termination of their employment.

•	Termination without Cause. If we terminate any of our named executive officers’ employment without cause, we will pay certain compensation and other benefits to the terminated named executive officer. We believe this arrangement is appropriate because it is consistent with the triggering events and associated payments found in employment agreements of companies that we compete against for executive-level talent. We also believe it is beneficial for us and our named executive officers to have a mutually agreed upon severance package in place prior to any termination event, which we believe provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders’ best interest.

Other Executive Compensation Matters

Clawback Policy

The Company maintains a clawback policy that is administered by the Compensation Committee. Under the policy, the Company, at the Board’s discretion, may recover incentive compensation that has been erroneously paid in the event of a material restatement or misconduct.

Stock Ownership Guidelines

The Company maintains stock ownership guidelines for executive officers and independent directors of the Company. The policy generally requires executives to own stock in the Company equal to the following guidelines:

Executive Level	Percentage of Salary Required
Chief Executive Officer	500%
Executive Vice Presidents	300%
Other Officers	100%

In addition, outside directors are required to own stock equal to 400% of their annual retainer. Executives and outside directors have five years to fulfill this requirement. Until they are in compliance with the guidelines, both executives and outside directors are required to hold a specified amount of net shares associated with equity awards (after tax and/or exercise price) in the following amounts: 60% of net shares issued to the Chief Executive Officer and 50% of net shares issued to other officers and outside directors.

Anti-Hedging, Anti-Pledging Policy

The Compensation Committee adopted, and the Board of Directors approved, a policy that applies to stock granted or acquired after the effective date of May 1, 2013. The policy prohibits executives and independent directors from entering into agreements in which Company shares are pledged as security for a loan. It also prohibits executives and outside directors from engaging in hedging transactions involving Company stock.

Risk

Our compensation program for executives is not designed to encourage excessive risk taking. In that regard, payouts under the AIP and performance unit plan are capped at 200%. In addition, all of our long-term incentives include extended vesting periods.

Tax Treatment of Executive Compensation Decisions

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1,000,000 paid to our chief executive officer or any of the three other most highly compensated executive officers (other than the chief financial officer), unless the compensation qualifies as “performance-based compensation.” Our Compensation Committee considers the impact of Section 162(m) when making compensation decisions and attempts to preserve the tax deductibility of executive compensation when doing so is consistent with the committee’s overall compensation philosophy and in the Company’s best interest. However, the Compensation Committee may award nondeductible compensation when it believes that such awards are in the Company’s best interest, balancing short term tax efficiency with the Company’s long-term strategic objectives.

Actions Related to 2015 Executive Compensation

Peer Group Company Changes

For the purpose of establishing 2015 named executive officer compensation, the Compensation Committee added Halcon Resource Corp and Oasis Petroleum Inc. to the compensation peer group and removed Energy XXI (Bermuda) Limited. The Compensation Committee made no changes to the performance peer group.

Annual Incentive Program Scorecard

For 2015, the Compensation Committee continued the use of an annual incentive program premised on pre-established performance metrics. The Compensation Committee adopted a baseline annual incentive performance hurdle of $250 million in Adjusted EBITDA to serve as the prerequisite for funding the bonus pool at maximum opportunity and established the performance metrics that will be used in evaluating company performance and determining annual incentive payments following the end 2015. As in 2014, the Compensation Committee adopted the performance hurdle to ensure deductibility of the bonus under Section 162(m).

Long Term Incentive

Beginning in 2015, the Company transitioned to granting restricted stock unit awards in lieu of restricted stock awards and performance share unit awards in lieu of performance unit awards. The performance share units granted to named executive officers in February 2015 have a performance period of January 1, 2015 to December 31, 2017. The 2015 performance share units will be cash-settled based on the fair market value of a share of the Company’s common stock on the last day of the performance period multiplied by the applicable multiple determined by reference to the Company’s total stockholder return relative to the performance peer group.

Reweighted Compensation Mix

For 2015, the Compensation Committee reduced the target long-term incentive for executives by approximately 25% relative to 2014 target levels. In light of the reduced target long-term incentive, the Committee determined to provide a cash payment equal to approximately 11.5% of the 2014 target long-term incentive compensation during the first quarter of fiscal year 2015. We believe this temporary reallocation best balances the objectives of near-term retention and motivation with reasonable realizable long-term compensation.

Supplemental Retention Compensation

During the first quarter of 2015, the Compensation Committee approved supplemental retention compensation in the form of time-vested cash-settled restricted stock units and time-vested cash awards. These awards are intended to promote stability and retention. The decision to grant these awards was based on the Committee’s determination that the Company’s executives had modest levels of equity ownership when compared to peers and that continuity in the management team is critical to execute the Company’s strategic plan over the next few years. The awards will vest 40% on December 31, 2015 and 60% on December 31, 2016.

New Employment Agreements

The Company entered into a new employment agreement with Mr. Bennett, effective August 12, 2014, and with each other named executive officer other than Mr. Lawler, effective July 9, 2014. The Company and

Mr. Lawler did not enter into a new employment agreement prior to the effective date of his resignation, September 3, 2014. For a description of the changes reflected in the new employment agreements, please read, “Summary Compensation—Employment Agreements” below.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement. Mr. Serota, who joined the Compensation Committee on March 5, 2015, did not participate in the reviews and discussions described above.

Compensation Committee Members

Stephen C. Beasley
Jim J. Brewer

SUMMARY COMPENSATION

The following table sets forth the compensation of the named executive officers for each of the fiscal years ended December 31, 2014, 2013 and 2012.

Summary Compensation Table

Name and Principal Position					Non-Equity Incentive Plan Compensation(g)	All Other Compensation(h)
				Stock Awards(f)
	Year	Salary	Bonus(e)				Total

James D. Bennett(a)	2014	$890,627	$-	$1,750,001	$925,758	$335,948	$3,902,334
President and	2013	766,615	360,500	1,083,375	1,628,000	242,926	4,081,416
Chief Executive Officer	2012	723,774	721,000	1,671,318	-	256,005	3,372,097

Eddie M. LeBlanc III(b)	2014	426,635	-	750,002	324,831	44,311	1,545,779
Executive Vice President and	2013	207,596	-	-	302,404	127,836	637,836
Chief Financial Officer	2012	-	-	-	-	-	-

Wayne C. Chang(c)	2014	391,492	-	286,501	297,689	125,521	1,101,203
Senior Vice President —	2013	383,469	191,000	252,375	565,360	120,922	1,513,126
President of SandRidge Midstream, Inc.	2012	-	-	-	-	-	-

Randall D. Cooley(c)	2014	409,561	-	300,001	272,516	120,286	1,102,364
Senior Vice President —	2013	401,539	167,500	235,550	518,000	-	1,322,589
Accounting	2012	-	-	-	-	-	-

Philip T. Warman(c)	2014	376,428	-	270,002	268,015	105,432	1,019,877
Senior Vice President, General	2013	-	-	-	-	-	-
Counsel and Corporate Secretary	2012	-	-	-	-	-	-

David C. Lawler(C)	2014	373,101	-	900,002	-	48,370	1,321,473
Former Executive Vice Present and	2013	491,962	232,500	458,993	925,000	115,302	2,223,757
Chief Operating Officer	2012	-	-	-	-	-	-

(a)	Mr. Bennett was promoted from Executive Vice President and Chief Financial Officer to President in March 2013 and to President and Chief Executive Officer in June 2013.

(b)	Mr. LeBlanc was appointed Executive Vice President and Chief Financial Officer in July 2013

(c)	Messrs. Lawler, Chang and Cooley were named executive officers for the first time in 2013. Mr. Warman was a named executive officer for the first time in 2014.

(d)	Mr. Lawler’s employment with the Company ended September 3, 2014.

(e)	The Company historically paid semi-annual bonuses in January and July of each year. Such bonuses were discretionary and not based on specific performance criteria or targets. In early 2013, the Compensation Committee adopted a performance-based annual incentive program, payouts for which are made in the first quarter of the year following the performance period. Amounts included in this column are for bonus payments made under the Company’s previous compensation program.

(f)	Includes the aggregate grant date fair value of restricted stock to a named executive officer. The value is calculated in accordance with Financial Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. These amounts do not necessarily correspond to the actual value that will be realized by our named executive officers. See “—Compensation Discussion and Analysis—2014 Named Executive Officer Compensation—2014 Elements of Named Executive Officer Compensation—Long Term Incentives (“LTI”)” for a description of the material features of these awards.

(g)	In early 2013, the Compensation Committee adopted a performance-based annual incentive plan. See “—Compensation Discussion and Analysis—2014 Named Executive Officer Compensation—2014 Elements of Named Executive Officer Compensation—Annual Incentive Program (“AIP”).”

(h)	All Other Compensation provided to our named executive officers consists of the following:

Name	Year	Life Insurance Premiums	Company Matching Contributions to 401(k) Plan	Company Matching Contributions to Deferred Comp Plan	Other(i)	Perquisites(ii)	Total

James D. Bennett	2014	$270	$17,500	$318,178	$-	$-	$335,948
	2013	270	17,500	204,452	-	20,704	242,926
	2012	261	17,000	158,066	-	80,678	256,005

Eddie M. LeBlanc III	2014	176	23,000	21,135	-	-	44,311
	2013	37	14,712	-	-	100,553	115,302
	2012	-	-	-	-	-	-

Wayne C. Chang	2014	270	23,000	102,251	-	-	125,521
	2013	270	23,000	91,600	12,966	-	127,836
	2012	-	-	-	-	-	-

Randall D. Cooley	2014	270	23,000	97,016	-	-	120,286
	2013	270	23,000	87,250	10,402	-	120,922
	2012	-	-	-	-	-	-

Philip T. Warman	2014	270	17,500	87,662	-	-	105,432
	2013	-	-	-	-	-	-
	2012	-	-	-	-	-	-

David C. Lawler	2014	197	17,500	-	30,673	-	48,370
	2013	270	17,500	125,433	10,299	-	153,502
	2012	-	-	-	-	-	-

(i)	The amount reported in this column for Mr. Lawler in 2014 comprises the payout of accrued but unused vacation pay upon his resignation from the Company effective September 3, 2014. Amounts reported in this column for Messrs. Lawler, Chang and Cooley in 2013 represent reimbursement of taxes owed with respect to the value of tickets to Oklahoma City Thunder professional basketball games for which the Company incurred no incremental cost. The Company eliminated tax gross-ups for executive officers for 2014.

(ii)	In 2014, the aggregate amount of perquisites and other personal benefits not otherwise disclosed in the table above for each named executive officer was less than $10,000. In 2013 and 2012, the amounts reported in this column for Mr. Bennett include personal use of Company aircraft, the value of which is based on the incremental cost to the Company including direct operating costs, which include fuel, airport fees and incremental pilot costs, of Company owned aircraft (excluding capital costs of the aircraft) and costs attributable to leasing aircraft not owned by the Company (based on hourly fees). In 2014, Mr. Bennett reimbursed the Company for the incremental cost of his personal use of Company aircraft. The amount reported for Mr. LeBlanc includes relocation benefits, including relocation and temporary housing, of $99,211, and reimbursement of premiums paid for continuing health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985.

Employment Agreements

We maintain employment agreements with named executive officers, the material terms of which are described throughout this proxy statement. The Compensation Committee periodically reviews the terms of the agreements, generally focusing on the permitted activities allowed for the named executive officers and the competitiveness, value and adequacy of the severance arrangements. The Company entered into a new employment agreement with Mr. Bennett, effective August 12, 2014, and with each other named executive officers other than Mr. Lawler, effective July 9, 2014. The Company and Mr. Lawler did not enter into a new employment agreement prior to the effective date of his resignation, September 3, 2014.

The Company’s new employment agreements, which have unlimited terms reflective of the “at will” nature of the employment relationship, provide for (i) an annual base salary of not less than $915,000 for Mr. Bennett, $425,000 for Mr. LeBlanc, $390,000 for Mr. Chang, $408,000 for Mr. Cooley and $370,000 for Mr. Warman; (ii) eligibility to participate in the annual incentive program; (iii) eligibility for equity awards under the Company’s incentive plan; and (iv) health and other benefits. Changes reflected in the new employment agreements include (a) the elimination of company-reimbursement of club membership dues, (b) the transition to a performance-based annual incentive payments made pursuant to the Company’s Annual Incentive Program from twice-annual discretionary bonus payments, (c) the transition to once-annual equity awards made pursuant to our 2009 Incentive Plan from twice-annual grants and (d) lengthened non-compete and non-interference periods to 12 months from six.

In addition to the terms described above, the employment agreements include provisions governing the payment of severance benefits payable to the named executive officers upon the occurrence of specified events, such as termination of their employment or a change in control of the Company. The terms of our equity compensation and nonqualified deferred compensation plans also govern the payments and benefits named executive officers are entitled to in these situations. For a description of these payments, please read “—Potential Payments Upon Termination or Change in Control” below.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information about each grant of an award made to our named executive officers in 2014.

Grants of Plan-Based Awards for the Year Ended December 31, 2014

								All Other
					Estimated Possible or Future Payouts Under			Stock Awards:
					Non-Equity Incentive Plan Awards			Number

	Type of	Grant	Approval	No. of				of Shares	Grant Date

Name	Award(a)	Date	Date	Units	Threshold	Target	Maximum	of Stock	Fair Value

James D.	AIP	-	-	-	$503,250	$1,006,500	$2,013,000	-	-
Bennett	PU	-	-	17,500	875,000	1,750,000	3,500,000	-	-
	RS	02/15/2014	01/24/2014	-	-	-	-	273,011	$1,750,001

Eddie M.	AIP	-	-	-	170,000	340,000	680,000	-	-
LeBlanc III	PU	-	-	7,500	375,000	750,000	1,500,000	-	-
	RS	02/15/2014	01/24/2014	-	-	-	-	117,005	$750,002

Wayne C.	AIP	-	-	-	156,000	312,000	624,000	-	-
Chang	PU	-	-	2,865	143,250	286,500	573,000	-	-
	RS	02/15/2014	01/24/2014	-	-	-	-	44,696	$286,501

Randall D.	AIP	-	-	-	142,800	285,600	571,200	-	-
Cooley	PU	-	-	3,000	150,000	300,000	600,000	-	-
	RS	02/15/2014	01/24/2014	-	-	-	-	46,802	$300,001

Philip T.	AIP	-	-	-	140,625	281,250	562,500	-	-
Warman	PU	-	-	2,700	135,000	270,000	540,000	-	-
	RS	02/15/2014	01/24/2014	-	-	-	-	42,122	$270,002

David C.	AIP	-	-		275,000	550,000	1,100,000
Lawler	PU	-	-	9,000	450,000	900,000	1,800,000	-	-
	RS	02/15/2014	01/24/2014	-	-	-	-	140,406	$900,002

(a)	AIP, PU and RS award types refer to annual incentive program, performance units and restricted stock awards, respectively.

For a description of the material terms of the awards detailed in the Grants of Plan-Based Awards table, please see “—Compensation Discussion and Analysis—2014 Named Executive Officer Compensation—2014 Elements of Named Executive Officer Compensation—Long Term Incentives (“LTI”)” and “—Compensation Discussion and Analysis—2014 Named Executive Officer Compensation—2014 Elements of Named Executive Officer Compensation—Annual Incentive Program (“AIP”)” above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table reflects all outstanding equity awards held by each of our named executive officers as of December 31, 2014:

Outstanding Equity Awards as of December 31, 2014

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(a)		Market Value of Shares of Stock That Have Not Vested(b)

James D. Bennett	705,867	(c)	$1,284,678
Eddie M. LeBlanc III	117,005	(d)	212,949
Wayne C. Chang	129,071	(e)	234,909
Randall D. Cooley	118,052	(f)	214,855
Philip T. Warman	88,372	(g)	160,837
David C. Lawler	-	(h)	-

(a)	By their terms, each award of restricted stock vests in 25% increments on the first four anniversaries of the grant date.

(b)	Valuations are based on $1.82 per share, which was the last trading price for a share of our common stock on the NYSE on December 31, 2014.

(c)	Includes 175,000 shares of restricted stock granted on February 1, 2011; 18,750 shares of restricted stock granted on July 8, 2011; 46,874 shares granted on January 13, 2012; 71,500 shares of restricted stock granted on July 13, 2012; 120,732 shares of restricted stock granted on January 15, 2013; and 273,011 shares of restricted stock granted on February 15, 2014.

(d)	Comprises shares of restricted stock granted on February 15, 2014.

(e)	Includes 9,375 shares of restricted stock granted on January 14, 2011; 9,375 shares of restricted stock granted on July 8, 2011; 18,750 shares granted on January 13, 2012; 18,750 shares of restricted stock granted on July 13, 2012; 28,125 shares of restricted stock granted on January 15, 2013; and 44,696 shares of restricted stock granted on February 15, 2014.

(f)	Includes 7,500 shares of restricted stock granted on January 14, 2011; 7,500 shares of restricted stock granted on July 8, 2011; 15,000 shares granted on January 13, 2012; 15,000 shares of restricted stock granted on July 13, 2012; 23,250 shares of restricted stock granted on January 15, 2013; and 46,802 shares of restricted stock granted on February 15, 2014.

(g)	Includes 3,750 shares of restricted stock granted on January 14, 2011; 3,750 shares of restricted stock granted on July 8, 2011; 10,000 shares granted on January 13, 2012; 10,000 shares of restricted stock granted on July 13, 2012; 18,750 shares of restricted stock granted on January 15, 2013; and 42,122 shares of restricted stock granted on February 15, 2014.

(h)	Reflects the forfeiture of outstanding shares of restricted stock on Mr. Lawler’s resignation from the Company effective September 3, 2014.

OPTION EXERCISES AND STOCK VESTED

The following table reflects the shares of restricted stock of each of our named executive officers that vested during 2014. No stock options were outstanding or exercised in 2014.

Option Exercises and Stock Vested for the Year Ended December 31, 2014

	Stock Awards

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(a)

James D. Bennett	293,183	$1,819,746
Eddie M. LeBlanc III	-	-
Wayne C. Chang	55,208	348,362
Randy D. Cooley	45,416	286,112
Philip T. Warman	26,250	161,163
David C. Lawler	85,342	489,134

(a)	Valuations based on the last trading price for a share of our common stock on the NYSE on the applicable vesting date for shares of restricted stock held by a named executive officer.

NONQUALIFIED DEFERRED COMPENSATION

We maintain a nonqualified deferred compensation plan (the “NQDC Plan”) for the benefit of eligible employees, including all of our named executive officers. Under the NQDC Plan, we may make discretionary contributions to the deferred compensation account of each participant. The Board of Directors has approved matching contributions for the NQDC Plan equal to 100% of employee contributions up to 10% (15% in 2012 and 2013) of the employee’s annual cash compensation minus matching contributions made under our 401(k) plan. Matching contributions are made with shares of our common stock. Matching contributions are calculated on behalf of each participant following the end of each calendar quarter. All matching contributions vest at the rate of 25% per year over the four-year period beginning on the date the employee first participates in the plan. The participant must be employed on the last day of the plan year in order to be eligible for vesting of contributions for that plan year.

An active participant of the NQDC Plan shall be fully vested upon the first to occur of the following events: (a) attainment of normal retirement age; (b) death; (c) disability; (d) change in control; or (e) satisfaction of the plan’s vesting requirements.

The maximum employee compensation that can be deferred under our 401(k) plan and the NQDC Plan is a total of 75% of base salary and 75% of cash bonus. Participant contributions to the NQDC Plan are held in a rabbi trust and are adjusted for earnings and losses based on deemed investment choices selected by the participant from the fund selections made available under the plan. We do not provide guaranteed, above-market or preferential earnings on deferred compensation. The available investment choices mirror the investment choices available under our 401(k) plan.

No in-service distributions are permitted under the plan unless in the event of an unforeseeable emergency or a change in control of the Company. Upon separation of service of a participant for any reason other than retirement, the participant’s balance is paid in a lump sum as soon as practicable following the date of the qualifying distribution event. In the event the separation of employment is due to retirement after turning age 60, the vested balance is paid to the participant in the manner specified by the participant.

Any assets we place in trust to fund future obligations of the NQDC Plan are subject to the claims of creditors in the event of our insolvency or bankruptcy. Participants have no greater rights than those of an unsecured creditor as to their rights to receive payment of deferred compensation from the plan.

The following table sets forth activity under the NQDC Plan for 2014:

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(a)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End(b)

James Bennett	$318,178	$318,178	$(454,287)	$–	$877,963
Eddie LeBlanc	43,202	21,135	(3,517)	–	49,377
Wayne Chang	122,474	102,251	(276,181)	–	583,825
Randy Cooley	118,174	97,016	(266,950)	–	540,842
Philip Warman	87,662	87,662	(200,972)	–	413,691
David Lawler	161,964	–	(180,812)	–	393,725

(a)	Matching contributions are made with shares of our common stock and are included as “All Other Compensation” in the Summary Compensation Table for the 2014 fiscal year.
(b)	The aggregate balance for each officer includes amounts reported as compensation in the Summary Compensation Table for previous years as follows: in 2013, $240,452 for Mr. Bennett, $91,600 for Mr. Chang, $87,250 for Mr. Cooley, and $125,433 for Mr. Lawler; in 2012, $158,066 for Mr. Bennett.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The employment agreements we maintain with our named executive officers, together with our incentive and deferred compensation plans and the agreements governing equity and performance unit awards, provide for specified payments in the event of a termination under certain conditions or a change in control. The following discussion describes these arrangements with current named executive officers. As noted above, Mr. Lawler resigned from the Company effective September 3, 2014.

Termination without Cause

The Company may terminate its employment arrangement with its named executive officers at any time without cause. Upon such a termination, the named executive officer is entitled to receive (i) a lump sum payment equal to twelve months base salary in effect on the termination date, (ii) accelerated vesting of all unvested restricted stock and restricted stock units and (iii) accelerated vesting of all unvested performance units and performance share units, provided that the units shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement.

Change in Control

Upon a change in control (as defined below), named executive officers are entitled to receive (i) accelerated vesting of all unvested restricted stock and restricted stock units, (ii) accelerated vesting of all unvested performance units and performance share units and payment with respect to such units based on actual performance, adjusting the performance period to end on the last business day immediately prior to the change in control under the terms of the applicable award agreement and (iii) immediate vesting of unvested Company matching contributions under the deferred compensation plans.

In the event that employment is terminated within two years of a change in control event (as defined below) without cause, death or disability, a named executive officer is entitled to receive a lump sum cash payment in an amount equal to three times, in the case of Messrs. Bennett and LeBlanc, or two times, in the case of Messrs. Chang, Cooley and Warman, his base salary and average annual bonus calculated based on the bonuses paid over the preceding three years. If the foregoing lump sum cash amount is not paid within sixty days after the termination in connection with change in control event, the unpaid amount will bear interest at a rate equal to 12% per annum.

In addition, in the event of a termination in connection with a change in control, a named executive officer also will be eligible for immediate vesting of unvested Company matching contributions under the deferred compensation plan and, notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, plan or other agreement relating to equity based compensation, all of the executive’s units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock (collectively, “awards”) will immediately vest. Further, the executive’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for the executive’s termination. To the extent we are unable to provide for one or both of the foregoing rights, we will provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such awards with the foregoing rights and the total value without the foregoing rights.

In addition, the executive will be entitled to the above-described payments if, within two years of a Change in Control, he resigns for good reason which includes a material diminution in his authority, duties or responsibilities or a material reduction in his base salary.

“Change of Control” generally means any one of the following:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 40%

or more of either (i) the then-outstanding shares of the Company’s common stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

(b) the individuals who, as of the named executive officer’s original date of hire, constituted the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, except that any individual becoming a director subsequent to such date whose election, or nomination for election by the stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board will be deemed a member of the Incumbent Board only upon third anniversary of such assumption of office;

(c) the consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company, unless following such transaction (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such transaction in substantially the same proportions to one another as their ownership, immediately prior to such transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no person beneficially owns, directly or indirectly, 40% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from the transaction or the combined voting power of the then-outstanding voting securities of such entity except to the extent such ownership existed prior to the transaction, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or

(d) the approval by the stockholders of the Company of a complete plan of liquidation or dissolution of the Company

Termination for Cause

Pursuant to the employment agreements in effect on December 31, 2014, if a named executive officer is terminated for cause, neither the Company nor the executive has any further obligations except for those expressly surviving termination of employment. Upon such a termination after a named executive officer attains the age of 60, the executive will be eligible for immediate vesting of unvested Company matching contributions under the 401(k) and deferred compensation plans.

Voluntary Termination by Executive/Retirement

Pursuant to the employment agreements in effect on December 31, 2014, if a named executive officer voluntarily terminates his employment, neither the Company nor the executive has any further obligations except for those expressly surviving termination of employment. Upon retirement after the attainment of age 60, a named executive officer will be eligible for immediate vesting of unvested Company matching contributions under the 401(k) and deferred compensation plans.

Termination due to Death or Disability

Pursuant to the employment agreements in effect on December 31, 2014, if a named executive officer suffers from a continuous physical or mental condition for a period of six months that constitutes a disability under the Company’s Long Term Disability policy, the executive’s employment may be terminated by the Company. Upon a termination due to death or disability, the named executive officer or his estate is entitled to receive (i) a lump sum payment equal to twelve months base salary in effect on the termination date, reduced by benefits payable under disability plans provided by the Company, (ii) accelerated vesting of all unvested restricted stock and restricted stock units, (iii) accelerated vesting of all unvested performance units and performance share units, provided that such units shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement and (iv) immediate vesting of unvested Company matching contributions under the 401(k) and deferred compensation plans.

Payment Conditions

The right to severance compensation is subject to the named executive officer’s execution of a severance agreement and general release, which operates as a release of all legally waivable claims against the Company and its affiliates, employees and directors. The employment agreements in effect on December 31, 2014 also provide for a 12 month non-solicitation and non-interference period after termination of employment during which the executive agrees not to solicit employees and customers or conduct activities likely to be competitive with the business of the Company. The employment agreements also subject the executive to confidentiality obligations. Termination payments are further conditioned upon the executive’s compliance with all such post-employment obligations.

If any amount payable to the executive under the executive’s employment agreement or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for the terms of the agreement, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the executive’s payments under the agreement will be reduced to the greatest amount that would not be subject to the Excise Tax if, after taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, the executive would retain a greater amount on an after-tax basis following such reduction.

Summary of Potential Payments upon Termination or Change in Control

The following table presents our reasonable estimate of the benefits that would have been payable to our named executive officers under their employment agreements assuming that each triggering event took place on December 31, 2014. While we have made reasonable assumptions regarding the amounts, there can be no assurance that the named executive officers would have received the amounts reflected below in the event of an actual termination of employment.

Name	Termination Other Than For Cause(a)	Voluntary Termination By Executive / Retirement(b)	Termination in Connection with a Change in Control(c)	Termination Due to Death or Disability(d)

James D. Bennett	$4,097,978	$-	$7,808,262	$4,155,744
Eddie M. LeBlanc III	1,140,449	8,061	2,433,042	1,140,449
Wayne C. Chang	985,909	-	2,000,558	985,909
Randall D. Cooley	981,655	-	1,919,509	981,655
Philip T. Warman	829,437	-	1,708,306	829,437

(a)	Amount includes (i) each officer’s base salary for 12 months; (ii) the value of the officer’s unvested restricted stock held as of December 31, 2014, based on a $1.82 per share, which was the last trading price on December 31, 2014; (iii) the value at target of the officer’s unvested performance unit awards granted in 2013 and 2014.

(b)	Amount reported for Mr. LeBlanc reflects the value of the unvested matching contributions under the Company’s 401(k) plan.

(c)	Amount includes (i) three times, in the case of Messrs. Bennett and LeBlanc, or two times, in the case of Messrs. Chang, Cooley and Warman, the sum of their respective base salary and average bonus paid for the last three years; (ii) the value of the officer’s unvested restricted stock held as of December 31, 2014, based on a $1.82 per share, which was the last trading price on December 31, 2014; (iii) the value of the officer’s unvested performance unit awards granted in 2013 and 2014 based on actual performance, adjusting the performance period to end on December 31, 2014; and (iv) the value of the unvested matching contributions under the Company’s NQDC Plan.

(d)	Amount includes (i) each officer’s base salary for 12 months; (ii) the value of the officer’s unvested restricted stock held as of December 31, 2014, based on a $1.82 per share, which was the last trading price on December 31, 2014; (iii) the value at target of the officer’s unvested performance unit awards granted in 2013 and 2014; and (iv) the value of the unvested matching contributions under the Company’s NQDC Plan.

PROPOSAL NO. 5 APPROVAL, IN A NON-BINDING VOTE, OF THE COMPENSATION PROVIDED TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires a public company, such as SandRidge, to permit its stockholders to cast a non-binding advisory vote on the company’s executive compensation, as disclosed pursuant to the SEC’s executive compensation disclosure rules. Accordingly, the Company is providing stockholders the opportunity to cast a non-binding advisory vote at the Annual Meeting on the compensation of the Company’s named executive officers through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.”

As discussed in the Compensation Discussion and Analysis above, SandRidge believes that its executive compensation and compensation practices and policies are reasonable in comparison to its peer group of companies, are focused on pay-for-performance principles, are strongly aligned with the long-term interest of stockholders and succeed in attracting, retaining and motivating experienced, highly-qualified executives who have been critical to SandRidge’s success and the enhancement of stockholder value. The Board of Directors believes that the Company’s commitment to these responsible compensation practices justifies a vote by the stockholders FOR the proposal above.

Because this vote is advisory, it will not be binding on, overrule any decision made or create or imply any additional fiduciary duty by the Board of Directors. The Company recognizes that stockholders have a fundamental interest in the Company’s executive compensation practices. Thus, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION PROVIDED TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of March 31, 2015, by (1) those persons or any group (as that term is used in Section 13(d)(3) of the Exchange Act) known to beneficially own more than 5% of the outstanding shares of our common stock, (2) each named executive officer and director of the Company, and (3) all directors and executive officers of the Company as a group. For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The following percentage information is calculated based on 485,095,044 shares of common stock that were outstanding as of March 31, 2015, plus any shares that may be acquired by each stockholder by May 30, 2015. Except as indicated below, the stockholders listed possess sole voting and dispositive power with respect to the shares beneficially owned by that person.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
James D. Bennett	1,065,315	*
Eddie M. LeBlanc	111,823	*
Wayne C. Chang	344,730	*
Randall D. Cooley	150,762	*
Philip T. Warman	130,429	*
David C. Lawler(1)	18,319	*
Stephen C. Beasley	71,115	*
Jim J. Brewer	139,177	*
Everett R. Dobson	306,224	*
Edward W. Moneypenny	53,115	*
Jeffrey S. Serota	151,500	*
J. Michael Stice	-	*
Alan J. Weber	53,115	*
Dan A. Westbrook	68,115	*
V. Prem Watsa(2)	62,551,644	12.93%
Riverstone/Carlyle Energy Partners IV, L.P.(3)	51,370,888	10.62%
Leon G. Cooperman(4)	32,162,580	6.63%
The Vanguard Group, Inc.(5)	27,431,939	5.67%
Mount Kellett Capital Management LP(6)	25,224,807	5.21%
All directors and executive officers as a group	4,353,107	*

*	Less than 1%

(1)	The shares of Common Stock listed for Mr. Lawler reflect the amount payable from the nonqualified deferred compensation plan by May 30, 2015 as a result of his resignation effective September 3, 2014.

(2)

According to a Schedule 13G/A filed with the SEC on February 13, 2015 and a Form 3 filed with the SEC on November 19, 2012, V. Prem Watsa and entities affiliated with Mr. Watsa, as described in more detail below, beneficially owned 62,551,644 shares of common stock, which included 11,388,456 shares of common stock acquirable upon the conversion of shares of our preferred stock. Mr. Watsa’s beneficial ownership of the shares of common stock listed in the table above consists of 277,000 shares owned directly by Mr. Watsa and 62,274,644 shares owned indirectly by Mr. Watsa through his affiliation with the following entities: 1109519 Ontario Limited (“1109519”), a corporation incorporated under the laws of Ontario, The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia, 810679 Ontario Limited (“810679”), a corporation incorporated under the laws of Ontario, Fairfax Financial Holdings Limited (“Fairfax”), a corporation incorporated under the laws of Canada, FFHL Group Ltd. (“FFHL”), a corporation incorporated under the laws of Canada, Fairfax (US) Inc. (“Fairfax US”), a corporation incorporated under the laws of Delaware, Odyssey US Holdings Inc. (“Odyssey US”), a corporation incorporated under the laws of Delaware, Odyssey Re Holdings Corp. (“Odyssey Re”), a corporation incorporated under the laws of Delaware, Odyssey Reinsurance Company (“Odyssey”), a corporation incorporated under the laws of Connecticut, Newline Holdings UK Limited (“Newline UK”), a company incorporated under the laws of England and Wales, Newline Insurance Company Limited (“Newline”), a company incorporated under the laws of England and Wales, Newline Corporate Name Limited (“Newline Corporate”), a company incorporated under the laws of England and Wales, Hudson Insurance Company (“Hudson”), a corporation incorporated under the laws of Delaware, Hudson Specialty Insurance Company

(“HSIC”), a corporation incorporated under the laws of New York, TIG Holdings, Inc. (“TIGH”), a corporation incorporated under the laws of Delaware, TIG Insurance Company (“TIG”), a corporation incorporated under the laws of California, Fairmont Specialty Group Inc. (“FSG”), a corporation incorporated under the laws of Delaware, Fairmont Premier Insurance Company (“FPIC”), a corporation incorporated under the laws of California, Fairmont Specialty Insurance Company (“Fairmont”), a corporation incorporated under the laws of California, Fairmont Insurance Company (“FIC”), a corporation incorporated under the laws of California, Clearwater Insurance Company (“Clearwater”), a corporation incorporated under the laws of Delaware, Zenith National Insurance Corp. (“ZNIC”), a corporation incorporated under the laws of Delaware, Zenith Insurance Company (“Zenith”), a corporation incorporated under the laws of California, Crum & Forster Holdings Corp. (“Crum & Forster”), a corporation incorporated under the laws of Delaware, United States Fire Insurance Company (“US Fire”), a corporation incorporated under the laws of Delaware, The North River Insurance Company (“North River”), a corporation incorporated under the laws of New Jersey, Fairfax (Barbados) International Corp. (“FBIC”), a corporation established under the laws of Barbados, Fairfax Asia Limited (“Fairfax Asia”), a corporation established under the laws of Barbados, First Capital Insurance Limited (“First Capital”), a company incorporated under the laws of Singapore, Falcon Insurance Company (Hong Kong) Ltd. (“Falcon”), a company incorporated under the laws of Hong Kong, Advent Capital (Holdings) Ltd. (“Advent”), a company incorporated under the laws of England and Wales, Advent Capital (No. 3) Limited (“Advent No. 3”), a company incorporated under the laws of England and Wales, Stonebridge Holding S.à.r.l. (“Stonebridge”), a private limited liability company established under the laws of Luxembourg, Stonebridge Re S.A. (“Stonebridge Re”), a public limited company established under the laws of Luxembourg, Fairfax Luxembourg Holdings S.à.r.l. (“Fairfax Lux”), a private limited liability company established under the laws of Luxembourg, RiverStone Holdings Limited (“RiverStone Holdings”), a company incorporated under the laws of England and Wales, RiverStone Insurance Limited (“RiverStone”), a company incorporated under the laws of England and Wales, 1823671 Ontario Limited (“1823671”), a corporation incorporated under the laws of Ontario, Northbridge Share Option 1 Corp. (“NSOC”), a corporation incorporated under the laws of Ontario, 1874617 Ontario Limited (“1874617”), a corporation incorporated under the laws of Ontario, 1874616 Ontario Limited (“1874616”), a corporation incorporated under the laws of Ontario, Northbridge Financial Corporation (“NFC”), a corporation incorporated under the laws of Canada, Northbridge Commercial Insurance Corporation (“NCIC”), a corporation incorporated under the laws of Canada, Federated Insurance Company of Canada (“Federated”), a corporation incorporated under the laws of Canada, and Northbridge General Insurance Corporation (“NGIC”), a corporation incorporated under the laws of Canada. Mr. Watsa, 1109519, Sixty Two, 810679, Fairfax, FFHL, Fairfax US, Odyssey US, Odyssey Re, Odyssey, Newline UK, Newline, Newline Corporate, Hudson, HSIC, TIGH, TIG, FSG, FPIC, Fairmont, FIC, Clearwater, ZNIC, Zenith, Crum & Forster, US Fire, North River, FBIC, Fairfax Asia, First Capital, Falcon, Advent, Advent No. 3, Stonebridge, Stonebridge Re, Fairfax Lux, RiverStone Holdings, RiverStone, 1823671, NSOC, 1874617, 1874616, NFC, NCIC, Federated and NGIC expressly disclaim beneficial ownership over the shares reported above. The address of each of Mr. Watsa, 1109519, 810679, Fairfax, FFHL, 1823671, 1874617 and 1874616 is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7. The address of Sixty Two is 1600 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia V6C 3L3. The address of Fairfax US is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067. The address of each of Odyssey, Odyssey Re and Odyssey US is 300 First Stamford Place, Stamford, Connecticut 06902. The address of each of Newline UK, Newline and Newline Corporate is Suite 5/4, The London Underwriting Centre, 3 Minster Court, Mincing Lane, London EC3R 7DD, England. The address of each of Hudson and HSIC is 100 William Street, New York, New York 10038. The address of each of TIGH, TIG, FSG, FPIC, Fairmont, FIC and Clearwater is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101. The address of each of ZNIC and Zenith is 21255 Califa Street, Woodland Hills, California 91367-5021. The address of Crum & Forster, US Fire and North River is 305 Madison Avenue, Morristown, New Jersey 07962. The address of FBIC is #12 Pine Commercial, The Pine, St. Michael, Barbados, West Indies BB11103. The address of Fairfax Asia is Worthing Corporate Centre, Worthing, Christ Church, Barbados, West Indies BB15008. The address of First Capital is 6 Raffles Quay, #21-00, Singapore 048580. The address of Falcon is Suites 307-11, 3/F, Citiplaza Four, 12 Taikoo Wan Road, Taikoo Shing, Hong Kong. The address of each of Advent and Advent No. 3 is 2 Minster Court, Mincing Lane, London EC3R 7BB, England. The address of each of Stonebridge and Stonebridge Re is 20, rue Eugène Ruppert, L-2453 Luxembourg. The address of Fairfax Lux is 5, rue Guillaume Kroll, L-1882 Luxembourg. The address of each of RiverStone Holdings and RiverStone is 161-163 Preston Road, Brighton, East Sussex, BN1 6AU, England. The address of each of NSOC, NFC and NGIC is 105 Adelaide Street West, 7th Floor, Toronto, Ontario M5H 1P9. The address of NCIC is 55 University Avenue, Suite 1500, Toronto, Ontario M5J 2H7. The address of Federated is 717 Portage Avenue, Winnipeg, Manitoba R3C 3C9.

(3)	According to a Schedule 13G filed with the SEC on April 20, 2012, the shares of common stock listed in the table above are directly owned by R/C Dynamic Holdings, L.P. (“R/C”). By virtue of being the general partner of R/C, Riverstone/Carlyle Energy Partners IV, L.P. (“GP”) may be deemed to be the beneficial owner of such shares. Further, by virtue of being the general partner of GP2, R/C Energy GP IV, LLC (“Parent GP”) may also be deemed to be the beneficial owner of such shares. Each of GP and Parent GP disclaim any beneficial ownership of the shares. Parent GP is managed by a managing board. Pierre F. Lapeyre, Jr., David M. Leuschen, Andrew W. Ward, Michael B. Hoffman, Lord John Browne, N. John Lancaster, Daniel A. D’Aniello and Edward J. Mathias, as members of the managing board of Parent GP may be deemed to possess voting and, dispositive powers with respect to the shares of common stock held by R/C. Such individuals expressly disclaim any beneficial ownership over such shares. The address for each of R/C, GP and Parent GP is 712 Fifth Avenue, 51 Floor, New York, New York 10019.

(4)

According to a Schedule 13G/A filed with the SEC on January 27, 2015, the shares of common stock listed in the table above are beneficially owned by Leon G. Cooperman. Mr. Cooperman is the Managing Member of Omega Associates, L.L.C. (“Associates”), a limited liability company organized under the laws of the State of Delaware. Associates is a private investment firm formed to invest in and act as general partner of investment partnerships or similar investment vehicles. Associates is the general partner of limited partnerships organized under the laws of Delaware and Omega Charitable Partnership L.P. (“Charitable LP”), an exempted limited partnership registered in the Cayman Islands. Mr. Cooperman is the President, CEO and majority stockholder of Omega Advisors, Inc.

(“Advisors”), a Delaware corporation, engaged in investing for its own account and providing investment management services and Mr. Cooperman is deemed to control said entity. Advisors serves as the investment manager to Omega Overseas Partners, Ltd. (“Overseas”), a Cayman Island exempted company. Mr. Cooperman has investment discretion over Overseas’ portfolio investments and is deemed to control such investments. Advisors serves as a discretionary investment advisor to a limited number of institutional clients (the “Managed Accounts”). As to the shares owned by the Managed Accounts, there would be shared power to dispose or to direct the disposition of such shares because the owners of the Managed Accounts may be deemed beneficial owners of such shares pursuant to Rule 13d-3 as a result of their right to terminate the discretionary account within a period of 60 days. Mr. Cooperman is the ultimate controlling person of Associates, Charitable LP, Overseas and Advisors. The address of the principal business office of Mr. Cooperman is 11431 W. Palmetto Park Road, Boca Raton FL 33428. The registered address of Overseas is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, British West Indies.

(5)	According to a Schedule 13G/A filed with the SEC on February 10, 2015, the shares of common stock listed in the table above are beneficially owned by The Vanguard Group, Inc., a Pennsylvania corporation. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(6)	According to a Schedule 13D filed with the SEC on March 25, 2013, the shares of common stock listed in the table above are beneficially owned by Mount Kellett Capital Management LP, a Delaware limited partnership (“Mount Kellett”). Mount Kellett is a multi-strategy private investment firm focused on global value, special situations, and opportunistic investing that, through one or more intermediate entities, provides investment advisory and other services to its affiliated funds and accounts. Mount Kellett possesses the sole power to vote and the sole power to direct the disposition of all securities held by such funds and accounts. Mark McGoldrick serves as the Chief Investment Officer of the Reporting Person and, in such capacity, exercises voting control and dispositive control over all securities which may be deemed to be beneficially owned by Mount Kellett. The business address for Mount Kellett is 623 Fifth Avenue, 18th Floor, New York, New York 10022.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of the outstanding shares of our common stock to file reports of ownership and changes in ownership concerning their shares of our common stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. We are required to disclose delinquent filings of reports by such persons.

Based solely on the copies of such reports and amendments thereto received by us, or written representations that no filings were required, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and 10% stockholders were met for the fiscal year ended December 31, 2014.

GENERAL INFORMATION

STOCKHOLDER PROPOSALS AND NOMINATIONS

A stockholder who wants to make a proposal or nominate a person for membership on the Board of Directors at an annual meeting of stockholders must comply with the applicable requirements of the SEC and our Bylaws. Under our Bylaws, a notice of intent of a stockholder to bring any matter before the 2016 annual meeting of stockholders (other than a proposal or nomination intended to be included in our proxy statement) shall be made in writing and received by our Corporate Secretary neither later than the close of business on March 6, 2016 nor earlier than the close of business on February 5, 2016 in order to be considered timely. Every such notice by a stockholder shall set forth the information required under Article I, Section 11 of our Bylaws. In addition to the information included in such stockholder’s notice, we may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company. All stockholder proposals should be sent to our Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102.

A stockholder proposal or nomination submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be included in our proxy statement relating to the 2016 annual meeting must be received no later than December 26, 2015.

OTHER MATTERS

The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournments of the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

Proxies are solicited to give all stockholders an opportunity to vote on matters properly presented at the Annual Meeting. We will pay the entire cost of the solicitation. We will reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them for sending proxy materials to beneficial owners of our common stock. In addition, the Company has retained Innisfree M&A Incorporated to act as a proxy solicitor in conjunction with the Annual Meeting. The Company has agreed to pay that firm $15,000, plus reasonable fees and out-of-pocket expenses, for proxy solicitation services for the Annual Meeting. Further, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by our directors, officers or other employees, but such persons will not receive any special compensation for such services.

ANNUAL REPORTS

Our Annual Report to Stockholders for the year ended December 31, 2014, including audited financial statements, accompanies this Proxy Statement. The Annual Report to Stockholders is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 is available on our website at http://www.sandridgeenergy.com. In addition, we will provide a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 without charge to any stockholder making written request to SandRidge Energy, Inc., 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, Attention: Corporate Secretary.

By Order of the Board of Directors,

Annex

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a non-GAAP financial measure. The Company defines EBITDA as net income (loss) before income tax (benefit) expense, interest expense and depreciation, depletion and amortization and accretion of asset retirement obligations. Adjusted EBITDA, as presented in the Proxy Statement, is EBITDA excluding asset impairment, interest income, loss on derivative contracts net of cash received on settlement of derivative contracts, loss on sale of assets, transaction costs, legal settlements, consent solicitation costs, effect of annual incentive plan adoption, severance, loss on extinguishment of debt and other various non-cash items (including non-cash portion of noncontrolling interest and stock-based compensation).

Adjusted EBITDA is a supplemental financial measure used by the Company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. The Company also uses this measure because adjusted EBITDA relates to the timing of cash receipts and disbursements that the Company may not control and may not relate to the period in which the operating activities occurred. Further, adjusted EBITDA allows the Company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. Adjusted EBITDA should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the Company’s adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

The table below reconciles net loss to adjusted EBITDA for the year ended December 31, 2014 (in thousands).

Net income (loss)	$253,285

Adjusted for
Income tax (benefit) expense	(2,293)
Interest expense	244,712
Depreciation and amortization - other	59,636
Depreciation and depletion - oil and natural gas	434,295
Accretion of asset retirement obligations	9,092
EBITDA	998,727

Asset impairment	192,768
Interest income	(603)
Stock-based compensation	15,504
(Gain) loss on derivative contracts	(334,011)
Cash received upon settlement of derivative contracts(1)	37,229
Other non-cash (income) expense	(1,257)
Loss on sale of assets	10
Transaction costs	502
Legal settlements	23
Consent solicitation costs	620
Effect of Annual Incentive Plan adoption	-
Severance	8,874
Loss on extinguishment of debt	-
Non-cash portion of noncontrolling interest(2)	(45,053)
Adjusted EBITDA	$873,333

(1)	Excludes amounts paid upon early settlement of derivative contracts.

(2)	Represents depreciation and depletion, impairment, loss on commodity derivative contracts net of cash (paid) received on settlement, legal settlement and income tax expense attributable to noncontrolling interests.

A-1

SANDRIDGE ENERGY, INC. ATTN: DUSTIN CRAWFORD 123 ROBERT S. KERR AVE. OKLAHOMA CITY, OK 73102-6406

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY     WHEN    SIGNED    AND    DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

01	Everett R. Dobson 02 Alan J. Weber 03 Dan A. Westbrook
The Board of Directors recommends you vote FOR proposals 2., 3., 4. and 5.:						For	Against	Abstain

2.	Approve an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of Company common stock to 1,800,000,000 shares from 800,000,000 shares, and to correspondingly increase the number of authorized shares of Company capital stock.					☐	☐	☐

3.	Approve an amendment to the SandRidge Energy, Inc. 2009 Incentive Plan to increase the number of shares of Company common stock issuable under the plan to 36,250,000 shares from 28,500,000 shares.					☐	☐	☐

4.	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.					☐	☐	☐

5.	Approve, in a non-binding vote, the compensation provided to the Company’s named executive officers.					☐	☐	☐

NOTE: In their discretion, upon any other matters that may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)		Yes	No	☐
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date					Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

SANDRIDGE ENERGY, INC.

Annual Meeting of Stockholders

June 4, 2015 9:00 a.m.

This proxy is solicited by the Board of Directors

For Registered Stockholders: The undersigned hereby appoints James D. Bennett and Philip T. Warman and each of them with full power of substitution, proxy to represent and vote all shares of Common Stock of SandRidge Energy, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Stockholders to be held on Thursday, June 4, 2015, at 9:00 a.m. local time, and at any adjournment thereof, as stated on the reverse side.

For Participants in the 401(k) Plan: This voting instruction form is sent to you on behalf of Reliance Trust Company as Trustee of the SandRidge Energy, Inc. 401(k) Plan. Please complete this form, sign your name exactly as it appears on the reverse side and return it in the enclosed envelope. Your instruction must be received no later than 11:59 p.m. Eastern time on Wednesday, June 3, 2014 (the “cut-off date”) to be counted.

As a participant in the SandRidge Energy, Inc. 401(k) Plan (the undersigned’s “Plan”), the undersigned hereby directs Reliance Trust Company as Trustee to vote all shares of Common Stock of SandRidge Energy, Inc. represented by the undersigned’s proportionate interest in the Plan at the SandRidge Energy, Inc. Annual Meeting of Stockholders to be held on Thursday, June 4, 2015, at 9:00 a.m., local time, and at any adjournment thereof, as stated on the reverse side and upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side